As filed with the Securities and Exchange Commission on April 9, 2015

Registration No. 333-203013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BECTON, DICKINSON AND COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	3841	22-0760120
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Becton Drive

Franklin Lakes, New Jersey 07417

Telephone: (201) 847-6800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Sherman

Senior Vice President and General Counsel

1 Becton Drive

Franklin Lakes, New Jersey 07417

Telephone: (201) 847-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul T. Schnell

Laura Kaufmann Belkhayat

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Upon the consummation of the exchange offer described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 9, 2015

PROSPECTUS

Becton, Dickinson and Company

Offers to Exchange

All Outstanding Notes of the Series Specified Below

and Solicitation of Consents to Amend the Related Indentures

Early Consent Date: 5:00 p.m., New York City Time, April 8, 2015, unless extended

Expiration Date: 11:59 p.m., New York City Time, April 22, 2015, unless extended

We are offering to exchange any and all validly tendered and accepted notes of the following series issued by CareFusion Corporation (“CareFusion”) for notes to be issued by us as described in, and for the consideration summarized in, the table below.

Aggregate Principal Amount ($mm)	Series of Notes Issued by CareFusion to be Exchanged (Collectively, the ‘‘CareFusion Notes”)	CUSIP No.	Series of Notes to be Issued by Us (Collectively, the ‘‘BD Notes”)	Exchange Consideration (1)(2)		Early Participation Premium (1)(2)	Total Consideration (1)(2)(3)
				BD Notes (principal amount)	Cash	BD Notes (principal amount)	BD Notes (principal amount)	Cash
$300	1.450% Senior Notes due May 15, 2017	14170TAL5	1.450% Notes due May 15, 2017	$970	$2.50	$30	$1,000	$2.50

$700	6.375% Senior Notes due August 1, 2019	14170TAB7	6.375% Notes due August 1, 2019	$970	$2.50	$30	$1,000	$2.50

$300	3.300% Senior Notes due March 1, 2023	14170TAG6 14170TAJ0 U14158AD8	3.300% Notes due March 1, 2023	$970	$2.50	$30	$1,000	$2.50

$400	3.875% Senior Notes due May 15, 2024	14170TAM3	3.875% Notes due May 15, 2024	$970	$2.50	$30	$1,000	$2.50

$300	4.875% Senior Notes due May 15, 2044	14170TAK7	4.875% Notes due May 15, 2044	$970	$2.50	$30	$1,000	$2.50

(1)	Consideration per $1,000 principal amount of CareFusion Notes validly tendered, subject to any rounding as described herein.
(2)	The term “BD Notes” in this column refers, in each case, to the series of BD Notes corresponding to the series of CareFusion Notes of like tenor and coupon.
(3)	Includes the Early Participation Premium for CareFusion Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

In exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered prior to 5:00 p.m., New York City time, on April 8, 2015 (the “Early Consent Date”) and not validly withdrawn, holders will receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of BD Notes and a cash amount of $2.50. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of BD Notes. In exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of BD Notes and a cash amount of $2.50. Each new BD Note issued in exchange for a CareFusion Note will have an interest rate and maturity that is identical to the interest rate of the tendered CareFusion Note, as well as identical interest payment dates and redemption provisions and will accrue interest from and including the most recent interest payment date of the tendered CareFusion Note. The principal amount of each new BD Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such CareFusion Note. The exchange offers will expire immediately following 11:59 p.m., New York City time, on April 22, 2015, unless extended (the “Expiration Date”). You may withdraw tendered CareFusion Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $2,000,000,000 aggregate principal amount of outstanding CareFusion Notes.

Concurrently with the exchange offers, we are also soliciting consents from each holder of the CareFusion Notes, on behalf of CareFusion and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to each series of CareFusion Notes governed by, as applicable:

•	the First Supplemental Indenture, dated as of July 21, 2009 (the “First Supplemental Indenture”), between CareFusion and Deutsche Bank Trust Company Americas, as trustee (the “CareFusion Trustee”), to the indenture, dated as of July 21, 2009, between CareFusion and the CareFusion Trustee (the “CareFusion Base Indenture” and, as supplemented by the First Supplemental Indenture, the “2009 CareFusion Indenture”), with respect to the 6.375% Senior Notes due 2019;

•	the Second Supplemental Indenture, dated as of March 11, 2013 (the “Second Supplemental Indenture”), between CareFusion and the CareFusion Trustee, to the CareFusion Base Indenture (as supplemented by the Second Supplemental Indenture, the “2013 CareFusion Indenture”), with respect to the 3.300% Senior Notes due 2023; or

•	the Third Supplemental Indenture, dated as of May 22, 2014 (the “Third Supplemental Indenture”), between CareFusion and the CareFusion Trustee, to the CareFusion Base Indenture (as supplemented by the Third Supplemental Indenture, the “2014 CareFusion Indenture”), with respect to each of the 1.450% Senior Notes due 2017, the 3.875% Senior Notes due 2024 and the 4.875% Senior Notes due 2044.

The 2009 CareFusion Indenture, 2013 CareFusion Indenture and the 2014 CareFusion Indenture are referred to collectively as the “CareFusion Indentures.”

You may not consent to the proposed amendments to the relevant CareFusion Indenture without tendering your CareFusion Notes in the appropriate exchange offer and you may not tender your CareFusion Notes for exchange without consenting to the applicable proposed amendments. By tendering your CareFusion notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the applicable CareFusion Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent at any time prior to the Expiration Date by withdrawing the CareFusion Notes you have tendered.

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of CareFusion Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions.

We plan to issue the new BD Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The CareFusion Notes are not, and the BD Notes will not be, listed on any securities exchange.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 16 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the BD Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of BD, CareFusion, the exchange agent, the information agent, the CareFusion Trustee, the trustee under the indentures governing the BD Notes or the dealer managers makes any recommendation as to whether holders of CareFusion Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments to the CareFusion Indentures.

The dealer managers for the exchange offers and solicitation agents for consent solicitations are:

Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus is April     ,    2015

i

ABOUT THIS PROSPECTUS

As used in this prospectus, unless otherwise specified or unless the context otherwise requires, the terms “BD,” “Company,” “we,” “us,” and “our” refer to Becton, Dickinson and Company and its consolidated subsidiaries.

The information contained in this prospectus is not complete and may be changed. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to sell only the BD Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”). You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or any document incorporated by reference may contain forward-looking statements. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements that address operating performance or events or developments that we expect or anticipate will occur in the future—including statements relating to volume growth, sales and earnings per share growth, cash flows or uses, and statements expressing views about future operating results—are forward-looking statements.

Forward-looking statements are based on current expectations of future events. The forward-looking statements are, and will be, based on our management’s current views and assumptions regarding future events and operating performance and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause the actual results of our company to differ from our current expectations.

•	Weakness in the global economy and financial markets, and the potential adverse effect on the cost of operating our business, the demand for our products and services, the prices for our products and services due to increases in pricing pressure, or our ability to produce our products, including the impact on developing countries.

•	Deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the United States and Europe, that could further weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales.

•	The consequences of the Patient Protection and Affordable Care Act in the United States, which implemented an excise tax on United States sales of certain medical devices, and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect our business.

•	Future healthcare reform in the countries in which we do business may also involve changes in government pricing and reimbursement policies or other cost containment reforms.

•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment. For example, changes to guidelines providing for increased cervical cancer screening intervals has and may continue to negatively impact sales of our Women’s Health and Cancer platform.

•	Changes in reimbursement practices of third-party payers.

•	Our ability to penetrate emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the United States Foreign Corrupt Practices Act and other anti-corruption laws.

•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and expropriation of assets by a government.

•	Security breaches of our computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our ability to conduct business, or result in the loss of trade secrets or otherwise compromise sensitive information of the Company or of our customers, suppliers and other business partners.

•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

•	Regional, national and foreign economic factors, including inflation, deflation, fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our revenues, expenses, margins and credit ratings.

•	New or changing laws, regulations and agency determinations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including IRS rulings and tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls, licensing and regulatory requirements for new products and products in the postmarketing phase and healthcare fraud and abuse. In particular, the United States and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to us.

•	Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the United States Food and Drug Administration (“FDA”) (including CareFusion’s amended consent decree with the FDA) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA.

•	Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current and future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

•	The effects of events that adversely impact our ability to manufacture products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing, including pandemics, natural disasters or environmental factors.

•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs.

•	Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or United States and international governmental funding and policies for life sciences research.

•	Our ability to achieve the projected level or mix of product sales, as each of our earnings forecasts are based on projected volumes and sales of many product types, some of which are more profitable than others.

•	Our ability to complete the implementation of our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in the design and implementation of our upgrade could adversely affect our business.

•	Pending and potential future litigation or other proceedings adverse to us, including antitrust claims, product liability claims, environmental claims and patent infringement claims, and the availability or collectability of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding our business or operations, including the effect on our reputation or demand for our products.

•	The effect of market fluctuations on the value of assets in our pension plans and on actuarial, interest rate and asset return assumptions, which could require us to make additional contributions to the plans or increase our pension plan expense.

•	The impact of business combinations, investments and alliances, including any volatility in earnings relating to acquired in-process research and development assets and our ability to successfully integrate any business we have acquired (including CareFusion) and may acquire in the future.

•	Our ability to obtain the anticipated benefits of and cost savings from our acquisition of CareFusion and any restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC (including the SEC’s recently adopted regulations relating to conflict minerals).

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus forms a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus:

(a) Annual report on Form 10-K for the fiscal year ended September 30, 2014 (other than Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” thereto, which have been superseded by our Current Report on Form 8-K filed with the SEC on March 13, 2015);

(b) The portions of our Proxy Statement on Schedule 14A for our 2015 annual meeting of stockholders filed with the SEC on December 18, 2014 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2014;

(c) Quarterly report on Form 10-Q for the quarterly period ended December 31, 2014; and

(d) Current reports on Form 8-K filed with the SEC on October 6, 2014, November 14, 2014, November 25, 2014 (except for Item 7.01), December 2, 2014, December 4, 2014, December 9, 2014, December 15, 2014, December 19, 2014, December 22, 2014, January 5, 2015, January 6, 2015, January 28, 2015, March 13, 2015 and March 17, 2015.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website, other than copies of the documents described above that have been filed with the SEC, is not part of this prospectus and, therefore, is not incorporated herein by reference.

v

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as Item 1A “Risk Factors” incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations.

Unless otherwise indicated or the context requires, pro forma financial information presented in this prospectus give effect to (i) the completion of the acquisition of CareFusion and the transactions related thereto and (ii) the consummation of the exchange offers with respect to all of the CareFusion Notes as of, and for, the periods indicated.

Our Company

We are a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving medication management and patient safety; supporting infection prevention practices; equipping surgical and interventional procedures; improving drug delivery; aiding anesthesiology and respiratory care; advancing cellular research and applications; enhancing the diagnosis of infectious diseases and cancers; and supporting the management of diabetes. We have nearly 45,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus and, therefore, is not incorporated herein by reference.

Questions and Answers about the Exchange Offers and Consent Solicitations

Q:	Why is BD making the exchange offers and consent solicitations?

A:	BD is conducting the exchange offers to simplify its capital structure, to give existing holders of CareFusion Notes the option to obtain securities issued by the BD parent entity and to centralize its reporting obligations under the combined company’s various debt instruments. BD is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the CareFusion Indentures, as well as to eliminate cross-default under CareFusion’s other indebtedness as an event of default and to permit the public filings of BD to satisfy the reporting obligations under the CareFusion Indentures. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness.

Q:	What will I receive if I tender my CareFusion Notes in the exchange offers and consent solicitations?

A:	Subject to the conditions described in this prospectus, for each CareFusion Note that is validly tendered prior to 11:59 p.m., New York City time, on April 22, 2015 (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive a BD Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same redemption terms and same maturity date as the CareFusion Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered prior to 5:00 p.m., New York City time, on April 8, 2015 (the “Early Consent Date”), and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of BD Notes and a cash amount of $2.50, and includes the Early Participation Premium, which consists of $30 principal amount of BD Notes, and (ii) in exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of BD Notes and a cash amount of $2.50.

The BD Notes will be issued under and governed by the terms of the BD Indenture described under “The Exchange Offers and Consent Solicitations.” The BD Notes will be issued only in denominations of $1,000 and whole multiples of $1,000. See “Description of New BD Notes—General.” If BD would be required to issue a BD Note in a denomination other than $1,000 or a whole multiple of $1,000, BD will, in lieu of such issuance:

•	issue a BD Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the BD Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the BD Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above, instead of receiving a payment for accrued interest on CareFusion Notes that you exchange, the BD Notes you receive in exchange for those CareFusion Notes will accrue interest from (and including) the most recent interest payment date on those CareFusion Notes. No accrued but unpaid interest will be paid with respect to CareFusion Notes tendered for exchange.

You may not consent to the proposed amendments to the relevant CareFusion Indenture without tendering your CareFusion Notes in the appropriate exchange offer and you may not tender your CareFusion Notes for exchange without consenting to the applicable proposed amendments. By tendering your CareFusion notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the applicable CareFusion Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent at any time prior to the Expiration Date by withdrawing the CareFusion Notes you have tendered.

Series of Notes Issued by CareFusion to be Exchanged (collectively, the “CareFusion Notes”)	Series of Notes to be Issued by BD (collectively, the “BD Notes”)
1.450% Senior Notes due May 15, 2017	1.450% Notes due May 15, 2017
6.375% Senior Notes due August 1, 2019	6.375% Notes due August 1, 2019
3.300% Senior Notes due March 1, 2023	3.300% Notes due March 1, 2023
3.875% Senior Notes due May 15, 2024	3.875% Notes due May 15, 2024
4.875% Senior Notes due May 15, 2044	4.875% Notes due May 15, 2044

Q:	What are the proposed amendments?

A:	The proposed amendments will (1) eliminate substantially all of the restrictive covenants in the CareFusion Indentures, (2) eliminate the cross-default under CareFusion’s indebtedness as an event of default under the CareFusion Indentures and (3) permit BD’s filing of its periodic reports under the Exchange Act to satisfy the reporting covenant (except as required by the Trust Indenture Act).

If the Requisite Consents with respect to all series of CareFusion Notes under the applicable CareFusion Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the CareFusion Indenture for that series of CareFusion Notes will be deleted (or modified as indicated):

•	Section 3.5 of the CareFusion Base Indenture—Certificate of the Issuer

•	Section 3.7 of the CareFusion Base Indenture—Reports by the Issuer (modified to permit BD’s public filings under the Exchange Act to satisfy this covenant)

•	Section 3.9 of the CareFusion Base Indenture—Limitation on Liens

•	Section 3.10 of the CareFusion Base Indenture—Limitation on Sale and Lease-Back

•	Section 4.1 of the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture—Change of Control

•	Section 8.1 of the CareFusion Base Indenture—Issuer May Consolidate, etc. on Certain Terms

In addition, clause (d) (cross-default of other indebtedness) of Section 4.1 (Events of Default) would be deleted.

Conforming Changes, etc. The proposed amendments would amend the CareFusion Indentures to make certain conforming or other changes to the CareFusion Indentures, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit CareFusion and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding CareFusion Notes. See “Description of the Differences Between the BD Notes and the CareFusion Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New BD Notes.”

Q:	What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:	Holders that fail to tender their CareFusion Notes (and thereby failed to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their CareFusion Notes before the Expiration Date will receive the Exchange Consideration, which consists of $970 principal amount of BD Notes and a cash amount of $2.50, but not the Early Participation Premium, which would consist of an additional $30 principal amount of BD Notes.

Q:	What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:	If you do not exchange your CareFusion Notes for BD Notes in the exchange offers, you will not receive the benefit of having the BD parent entity as the primary obligor of your notes. In addition, if the proposed amendments to the CareFusion Indentures have been adopted, the amendments will apply to all CareFusion Notes that are not acquired in the exchange offers, even though the holders of those CareFusion Notes did not consent to the proposed amendments. Thereafter, all such CareFusion Notes will be governed by the relevant CareFusion Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the CareFusion Indentures or those applicable to the BD Notes. In particular, holders of the CareFusion Notes under the amended CareFusion Indentures will no longer receive annual, quarterly and other reports from CareFusion, and will no longer be entitled to the benefits of various covenants, one event of default provision and other provisions.

In addition, it is expected that certain credit ratings on the CareFusion Notes that remain outstanding will be withdrawn upon the completion of the exchange offers. The trading market for any remaining CareFusion Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the CareFusion Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of CareFusion Notes that remain outstanding may be materially and adversely affected. Therefore, if your CareFusion Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged CareFusion Notes.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the CareFusion Indentures will afford reduced protection to remaining holders of CareFusion Notes.”

Q:	How do the CareFusion Notes differ from the BD Notes to be issued in the exchange offers?

A:	The CareFusion Notes are the obligations solely of CareFusion and are governed by the relevant CareFusion Indenture. The BD Notes will be the obligations solely of BD and will be governed by the BD Indenture. The CareFusion Indentures and the BD Indenture are substantially similar, but differ in certain respects, including as follows:

•	The current provisions of the CareFusion Indentures that (1) require the repurchase of CareFusion Notes upon certain changes of control and (2) limit the ability of CareFusion and its subsidiaries to incur liens or engage in sale and leaseback transactions are different than the corresponding provisions of the BD Indenture.

•	The CareFusion Indentures provide a 90-day cure period for a default arising from CareFusion’s failure to comply with the covenants and agreements in the CareFusion Indentures (other than those covenants and agreements with respect to the payment of principal, premium, if any, and interest), whereas the BD Indenture provides a 60-day cure period.

•	The CareFusion Indentures contain an event of default that is not contained in the BD Indenture that applies if CareFusion or any of its consolidated subsidiaries defaults in the payment of any principal on any other outstanding indebtedness in an aggregate principal amount in excess of $100.0 million or defaults on such indebtedness and the effect of such default is to cause such indebtedness to become due prior to its stated maturity.

Q:	What is the ranking of the BD Notes?

A:	The BD Notes will be senior unsecured obligations of BD, will rank equally in right of payment with all other existing and future senior indebtedness of BD and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). At December 31, 2014, BD had approximately $10,140 million in indebtedness that would have been pari passu with the BD Notes and approximately $9,940 million of senior unsecured indebtedness.

The BD Notes offered will also be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries (including CareFusion and its subsidiaries), other than any subsidiaries that may guarantee the BD Notes in the future. As of December 31, 2014, we and our consolidated subsidiaries had approximately $10,188 million principal amount of indebtedness and CareFusion had approximately $2,012 million principal amount of indebtedness (including $2,000 million proposed to be exchanged for the BD Notes). See “Risk Factors—Risks Related to the BD Notes—The notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including CareFusion, and to the existing and future obligations of our subsidiaries, including CareFusion” and “Description of New BD Notes— Ranking.”

Q:	What consents are required to effect the proposed amendments to the CareFusion Indentures and consummate the exchange offers?

A:	Each CareFusion Indenture may be amended so that such amendments affect only a particular series of CareFusion Notes or so that such amendments affect all notes issued under that CareFusion Indenture. In order for the proposed amendments to a CareFusion Indenture to be adopted with respect to a series of CareFusion Notes, holders of not less than a majority in aggregate principal amount of the outstanding CareFusion Notes of the series affected by the proposed amendments must consent to them, and those consents must be received prior to the Expiration Date for the exchange offer as relates to such series.

Q:	What are the conditions to the exchange offer and consent solicitations?

A:	The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of CareFusion Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q:	Will BD accept all tenders of CareFusion Notes?

A:	Subject to the satisfaction or waiver of the conditions to the exchange offers, we will accept for exchange any and all CareFusion Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:	When will BD issue new BD Notes and pay the cash consideration?

A:	Assuming the conditions to the exchange offers are satisfied or waived, BD will issue new BD Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date (the “Settlement Date”).

Q:	When will the proposed amendments to the CareFusion Indentures become effective?

A:	If we receive the Requisite Consents with respect to all series of CareFusion Notes before the Expiration Date, the proposed amendments to the CareFusion Indentures with respect to each series will become effective on the Settlement Date.

Q:	When will the exchange offers expire?

A:	Each exchange offer will expire immediately following 11:59 p.m., New York City time, on April 22, 2015, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date will be the latest date and time to which the exchange offer is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q:	Can I withdraw after I tender my CareFusion Notes and deliver my consent?

A:	Tenders of CareFusion Notes may be validly withdrawn (and the related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of CareFusion Notes may not be validly withdrawn unless BD is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the CareFusion Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I exchange my CareFusion Notes if I am a beneficial owner of CareFusion Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my CareFusion Notes for me?

A:	Currently, all of the CareFusion Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company. However, if any CareFusion Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—CareFusion Notes Held through a Nominee.”

Q:	Will the BD Notes be eligible for listing on an exchange?

A:	The BD Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the BD Notes. See “Risk Factors—Risks Related to the BD Notes—You may not be able to sell your notes if active trading markets for the notes do not develop.”

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers:

Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Liability Management Group Toll-Free: (800) 828-3182 Collect: (212) 357-0215	J.P. Morgan Securities LLC 383 Madison Avenue New York. New York 10179 Attention: Liability Management Group Collect: (212) 834-4811 Toll-Free: (866) 834-4666

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Krystal Scrudato

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (866) 416-0576

Email: cfn@dfking.com

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

Risk Factors

An investment in the BD Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 16.

The Exchange Offers and Consent Solicitations

Exchange Offers	BD is hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, any and all of each series of outstanding CareFusion Notes listed on the front cover of this prospectus for newly issued series of BD Notes with identical interest rates, interest payment dates, redemption terms and an identical maturity as the corresponding series of CareFusion Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	BD is soliciting consents to the proposed amendments of the CareFusion Indentures from holders of the CareFusion Notes, on behalf of CareFusion and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your CareFusion Notes for exchange without delivering a consent to the proposed amendments to the CareFusion Indenture under which the respective series of CareFusion Notes was issued. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected, will, among other things, (1) eliminate substantially all of the restrictive covenants in the CareFusion Indentures, (2) eliminate the cross-default under CareFusion’s indebtedness as an event of default under the CareFusion Indentures and (3) permit BD’s filing of its periodic reports under the Exchange Act to satisfy the reporting covenant (except as required by the Trust Indenture Act). The proposed amendments are the same for each of the CareFusion Indentures. See “The Proposed Amendments.”

Requisite Consents	For the proposed amendments to be adopted with respect to a series of CareFusion Notes, the consents of the holders of at least a majority of the then outstanding aggregate principal amount of CareFusion Notes of that series must be obtained before the Expiration Date. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”
Procedures for Participating in the Exchange Offers and Consent Solicitations	If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your CareFusion Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and either:

•	a completed letter of transmittal and consent; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Total Consideration; Early Participation Premium on Early Consent Date	In exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of BD Notes and a cash amount of $2.50. In exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of BD Notes, and so consists of $970 principal amount of BD Notes and a cash amount of $2.50.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 11:59 p.m., New York City time, on April 22, 2015, or a later date and time to which BD extends it with respect to one or more series of CareFusion Notes.

Withdrawal and Revocation	Tenders of CareFusion Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of CareFusion Notes may not be validly withdrawn unless BD is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the CareFusion Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of CareFusion Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Acceptance of CareFusion Notes and Consents and Delivery of BD Notes	You may not consent to the proposed amendments to the relevant CareFusion Indenture without tendering your CareFusion Notes in the appropriate exchange offer and you may not tender your CareFusion Notes for exchange without consenting to the applicable proposed amendments.

Subject to the satisfaction or waiver of the conditions to the exchange offers and consent solicitations, BD will accept for exchange any and all CareFusion Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering CareFusion Notes will also constitute valid delivery of consents to the proposed amendments to the CareFusion Indenture with respect to the series of CareFusion Notes so tendered, BD will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All CareFusion Notes exchanged will be cancelled. The BD Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of the DTC promptly on the Settlement Date. We will return to you any CareFusion Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of CareFusion Notes for Exchange; BD Notes; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging CareFusion Notes for BD Notes

If you do not exchange your CareFusion Notes for BD Notes in the exchange offers, you will not receive the benefit of having the BD parent entity as the primary obligor of your notes. In addition, if the proposed amendments to the CareFusion Indentures have been adopted, the amendments will apply to all CareFusion Notes that are not acquired in the exchange offers, even though the holders of those CareFusion Notes did not consent to the proposed amendments. Thereafter, all such CareFusion Notes will be governed by the relevant CareFusion Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the CareFusion Indentures or those applicable to the BD Notes. In particular, holders of the CareFusion Notes under the amended CareFusion Indentures will no longer receive annual, quarterly and other reports from CareFusion, and will no longer be entitled to the benefits of various covenants, one event of default provision and other provisions in the CareFusion Indentures.

In addition, it is expected that certain credit ratings on the CareFusion Notes that remain outstanding will be withdrawn upon the completion of the exchange offers. The trading market for any remaining CareFusion Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the CareFusion Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of CareFusion Notes that remain outstanding may be materially and adversely affected. Therefore, if your CareFusion Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged CareFusion Notes.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the CareFusion Indentures will afford reduced protection to remaining holders of CareFusion Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.
Exchange Agent, Information Agent and Dealer Managers	D.F. King & Co, Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are serving as the dealer managers.

The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.

We have other business relationships with the exchange agent and the dealer managers, as described in “The Exchange Offers and Consent Solicitations—Exchange Agent” and “—Dealer Managers.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your CareFusion Notes and deliver your consent by the Expiration Date in order to participate in the exchange offers.

No Recommendation	None of BD, CareFusion, the dealer managers, the information agent, the exchange agent or the trustees under the CareFusion Indentures or the BD Indenture makes any recommendation in connection with the exchange offers or consent solicitations as to whether any CareFusion noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s CareFusion Notes (and in so doing, consent to the adoption of the proposed amendments to the CareFusion Indentures), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 16 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers:

Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Liability Management Group Toll-Free: (800) 828-3182 Collect: (212) 357-0215	J.P. Morgan Securities LLC 383 Madison Avenue New York. New York 10179 Attention: Liability Management Group Collect: (212) 834-4811 Toll-Free: (866) 834-4666

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Krystal Scrudato

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (866) 416-0576

Email: cfn@dfking.com

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The New BD Notes

Issuer	Becton, Dickinson and Company, a New Jersey corporation.

Notes Offered	We are offering up to $2,000,000,000 aggregate principal amount of BD Notes of the following series:

(1) $300,000,000 aggregate principal amount of 1.450% Notes due May 15, 2017,

(2) $700,000,000 aggregate principal amount of 6.375% Notes due August 1, 2019,

(3) $300,000,000 aggregate principal amount of 3.300% Notes due March 1, 2023,

(4) $400,000,000 aggregate principal amount of 3.875% Notes due May 15, 2024 and

(5) $300,000,000 aggregate principal amount of 4.875% Notes due May 15, 2044.

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of BD Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of CareFusion Notes for which they are being offered in exchange.

Each BD Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding CareFusion Note. Holders of CareFusion Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from CareFusion in respect of interest accrued from the date of the last interest payment date in respect of their CareFusion Notes until the date of the issuance of the BD Notes. Consequently, holders of BD Notes will receive the same interest payments that they would have received had they not exchanged their CareFusion Notes in the applicable exchange offer. No accrued but unpaid interest will be paid with respect to any CareFusion Notes validly tendered and not validly withdrawn prior to the Expiration Date.

Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates	First Interest Payment Date

1.450% Notes due May 15, 2017	May 15 and November 15	May 15, 2015

6.375% Notes due August 1, 2019	February 1 and August 1	August 1, 2015

3.300% Notes due March 1, 2023	March 1 and September 1	September 1, 2015

3.875% Notes due May 15, 2024	May 15 and November 15	May 15, 2015

4.875% Notes due May 15, 2044	May 15 and November 15	May 15, 2015

Use of Proceeds	We will not receive any cash proceeds from the issuance of the BD Notes in connection with the exchange offers. In exchange for issuing the BD Notes and paying the cash consideration, we will receive CareFusion Notes that will be cancelled and not reissued. See “Use of Proceeds.”

Ranking	The BD Notes will be our senior unsecured obligations, will rank equally with all of our other senior unsecured indebtedness and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The BD Notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries (including CareFusion), including guarantees provided by our subsidiaries, other than subsidiaries that may guarantee the BD Notes in the future.

Optional Redemption	We may redeem any series of the BD Notes before their stated maturity in whole, or in part, from time to time, at a redemption price that includes accrued and unpaid interest and a make-whole premium (as applicable). For a more complete description of the redemption provisions of the BD Notes, see “Description of New BD Notes — Optional Redemption.”

Change of Control Triggering Event Offer	If a change of control triggering event occurs, the holders of the BD Notes will have the right to require us to repurchase the BD Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. For a more complete description of the change of control provisions of the BD Notes, see “Description of New BD Notes — Offer to Redeem Upon Change of Control Triggering Event.”

Covenants	We will issue the BD Notes under our indenture, dated as of March 1, 1997, with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture covenants include a limitation on liens and a restriction on sale and leasebacks, changes of control and consolidation, merger and sale of assets. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of New BD Notes — Certain Covenants.”

No Trading Market

Each series of BD Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the BD Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the BD Notes will develop, the ability of holders of the BD Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the BD Notes at any price or at their fair market value or at all.

Risk Factors	For risks related to an investment in the BD Notes, please read the section entitled “Risk Factors” beginning on page 16 of this prospectus.

RISK FACTORS

An investment in our notes involves a number of risks. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 which is incorporated by reference herein.

Risks Related to the BD Notes

The BD Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including CareFusion, and to the existing and future obligations of our subsidiaries, including CareFusion.

The BD Notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the BD Notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries (including the CareFusion Notes not tendered in conjunction with the exchange offers). In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the BD Notes will be available to pay obligations on the BD Notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the BD Notes then outstanding. The indenture governing the BD Notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of December 31, 2014, after giving pro forma effect to our acquisition of CareFusion and the transactions related thereto and completion of the exchange offers;

•	assuming all of the CareFusion Notes are validly tendered for exchange for BD Notes prior to the Early Consent Date and accepted, we would have had outstanding, on a consolidated basis, $13,654 million of total debt, $14 million of which would constitute debt of the subsidiaries of our consolidated company; or

•	assuming only 50.1% of the CareFusion Notes are validly tendered for exchange for BD Notes prior to the Early Consent Date and accepted, we would have had outstanding, on a consolidated basis, $13,654 million of total debt, $1,012 million of which would constitute debt of the subsidiaries of our consolidated company.

The BD Notes are obligations of BD only and our operations are conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries.

The BD Notes are obligations of Becton, Dickinson and Company. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the BD Notes, depends on the results of operations of our subsidiaries and upon the ability of those subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the BD Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the BD Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the BD Notes offered for exchange hereby, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at that time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt agreements, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the BD Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the BD Notes when due.

Our credit ratings may not reflect all risks of your investment in the BD Notes.

The credit ratings assigned to the BD Notes are limited in scope, and do not address all material risks relating to an investment in the BD Notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that those credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by one or more rating agencies if, in that rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the BD Notes and increase our corporate borrowing costs.

There are limited covenants in the BD Indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the BD Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the BD Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the BD Indenture from granting security interests over our assets, except to the extent described under “Description of New BD Notes—Certain Covenants—Restrictions on Secured Debt” in this prospectus, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the BD Indenture. You are not protected under the BD Indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you.

You may not be able to sell your BD Notes if active trading markets for the BD Notes do not develop.

Each series of BD Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the BD Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the BD Notes will develop, the ability of holders of the BD Notes to sell their BD Notes or the prices at which holders may be able to sell their BD Notes. If no active trading markets develop, you may be unable to resell the BD Notes at any price or at their fair market value or at all.

The price at which you will be able to sell your BD Notes prior to maturity will depend on a number of factors and may be substantially less than the value of the CareFusion Notes you exchange.

We believe that the value of the BD Notes in any secondary market will be affected by the supply of, and demand for, the BD Notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the BD Notes of a change in a specific factor, assuming all other conditions remain constant.

•	United States Interest Rates. We expect that the market value of the BD Notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the BD Notes may decrease. We cannot predict the future level of market interest rates.

•	Our Credit Rating, Financial Condition and Results of Operations. We expect that each series of BD Notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the BD Notes may lower its rating or decide not to rate the BD Notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the BD Notes. In general, if our credit rating is downgraded, the market value of the BD Notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain any rating on the BD Notes, and we therefore cannot assure you that the ratings assigned to the BD Notes will not be lowered or withdrawn by the assigning rating agency at any time thereafter.

Furthermore, the credit ratings assigned to the BD Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your BD Notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your BD Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the BD Notes and the suitability of investing in the BD Notes in light of your particular circumstances.

We may not be able to repurchase all of the BD Notes upon a Change of Control Triggering Event.

As described under “Description of New BD Notes—Offer to Redeem Upon Change of Control Triggering Event,” we will be required to offer to repurchase the BD Notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the BD Notes in cash at that time or have the ability to arrange financing on acceptable terms.

Redemption may adversely affect your return on the BD Notes.

We have the right to redeem some or all of the BD Notes prior to maturity, as described under “Description of New BD Notes—Optional Redemption.” We may redeem the BD Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the BD Notes.

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the CareFusion Indentures will afford reduced protection to remaining holders of CareFusion Notes.

If the proposed amendments to the CareFusion Indentures with respect to a series of a CareFusion Notes is adopted, the covenants and some other terms of that series of CareFusion Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the CareFusion Indenture governing that series of CareFusion Notes.

The proposed amendments to the CareFusion Indentures would, among other things:

•	eliminate the covenant requiring CareFusion to deliver to the Trustee a compliance certificate after the end of each fiscal year and an officers’ certificate giving notice of an event of default (except as required by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”));

•	permit BD’s filing of its periodic reports under the Exchange Act to satisfy the reporting covenant (except as required by the Trust Indenture Act;

•	eliminate the covenant prohibiting CareFusion and its subsidiaries from incurring certain liens securing indebtedness;

•	eliminate the covenant prohibiting CareFusion and its subsidiaries from entering into certain sale and leaseback transactions;

•	eliminate the covenant requiring the issuer to offer to repurchase the CareFusion Notes upon certain specified changes of control and investment rating downgrades;

•	eliminate the event of default resulting from the cross-default with CareFusion’s other indebtedness; and

•	eliminate certain requirements that must be met for CareFusion to consolidate, merge or sell all or substantially all of its assets.

If the proposed amendments are adopted with respect to a series of CareFusion Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to CareFusion, and might adversely affect the liquidity, market price and price volatility of the CareFusion Notes or otherwise be adverse to the interests of the holders of the CareFusion Notes. See “The Proposed Amendments.”

The liquidity of the CareFusion Notes that are not exchanged will be reduced.

The trading market for unexchanged CareFusion Notes will become more limited and could cease to exist due to the reduction in the amount of the CareFusion Notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged CareFusion Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged CareFusion Notes will exist, develop or be maintained or as to the prices at which the unexchanged CareFusion Notes may be traded. In addition, it is expected that certain credit ratings on the unexchanged CareFusion Notes will be withdrawn after the completion of the exchange offers, which could further materially adversely affect the market price for each series of unexchanged CareFusion Notes.

The exchange offers and consent solicitations may be cancelled or delayed.

The consummation of the exchange offers is subject to, and conditional upon, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of CareFusion Notes. Even if each of the exchange offers and consent solicitations is completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait longer than expected to receive their BD Notes and the cash consideration during which time those holders of CareFusion Notes will not be able to effect transfers of their CareFusion Notes tendered for exchange.

You may not receive new BD Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the BD Notes in exchange for your CareFusion Notes only if you tender your CareFusion Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before expiration of the exchange offers. You should allow sufficient time to ensure timely delivery of the necessary documents. None of BD, CareFusion, the exchange agent, the information agent, the dealer managers or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of CareFusion Notes for exchange.

The consideration to be received in the exchange offers does not reflect any valuation of the CareFusion Notes or the BD Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the CareFusion Notes or the BD Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of CareFusion Notes. Accordingly, none of BD, CareFusion, the dealer managers, the exchange agent or any other person is making any recommendation as to whether or not you should tender CareFusion Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

Risks Related to our Business

Global economic conditions could continue to adversely affect our operations.

In recent years, we have been faced with very challenging global economic conditions, particularly in the U.S. and Western Europe. Deterioration in the global economic environment may result in decreased demand for our products and services, increased competition, downward pressure on the prices for our products, longer sales cycles, and slower adoption of new technologies. A weakening of macroeconomic conditions may also adversely affect our suppliers, which could result in interruptions in supply in the future. We have also experienced delays in collecting receivables in certain countries in Western Europe, and we may experience similar delays in these and other countries or regions experiencing liquidity problems. While we have not experienced a slowing of growth in emerging markets as other companies in our industry have reported, there can be no assurance that a deterioration of economic conditions in these markets will not adversely affect our future results.

We are subject to foreign currency exchange risk.

About 60% of our fiscal year 2014 revenues were derived from international operations, and we anticipate that a significant portion of our sales will continue to come from outside the U.S. in the future. The revenues we report with respect to our operations outside the United States may be adversely affected by fluctuations in foreign currency exchange rates. A discussion of the financial impact of exchange rate fluctuations and the ways and extent to which we may attempt to address any impact is contained in the section entitled “Management’s Discussion of Financial Condition and Results of Operations” in our current Report on Form 8-K, filed with the SEC on March 13, 2015. Any hedging activities we engage in may only offset a portion of the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates. We cannot predict with any certainty changes in foreign currency exchange rates or the degree to which we can address these risks.

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

Our sales depend, in part, on the extent to which healthcare providers and facilities are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies and products. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using our products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers are willing to pay for such products.

Federal healthcare reform may adversely affect our results of operations.

The Patient Protection and Affordable Care Act (the “PPACA”) was enacted in March 2010. Under the PPACA, beginning in 2013, medical device manufacturers, such as BD, pay a 2.3% excise tax on U.S. sales of certain medical devices. We cannot predict with any certainty what other impact the PPACA may have on our business. The PPACA, among other things, reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. It is also possible that the PPACA will result in lower reimbursement rates for our products. Other provisions in the law may significantly change the practice of health care and could adversely affect aspects of our business. While the PPACA is intended to expand health insurance coverage to uninsured persons in the United States, the overall increase in access to healthcare has not had any discernable impact on sales of our products.

Efforts to reduce the U.S. federal deficit could adversely affect our results of operations.

The Budget Control Act of 2011 implements automatic spending cuts (known as sequestration) designed to reduce government spending by over $1 trillion over a ten year period, beginning in 2013, and will remain in effect in the absence of further legislative action. Half of the automatic reductions will come from non-defense discretionary spending and domestic entitlement programs, including reductions in payments to Medicare providers. Government research funding has also been reduced as a result of sequestration. Such reductions in government healthcare spending or research funding could result in reduced demand for our products or additional pricing pressure. Further, there is ongoing uncertainty regarding the federal budget and federal spending levels, including the possible impacts of a failure to increase the “debt ceiling.” Any U.S. government default on its debt could have broad macroeconomic effects that could, among other things, raise our borrowing costs. Any future shutdown of the federal government or failure to enact annual appropriations could also have a material adverse impact on our business.

Consolidation in the healthcare industry could adversely affect our future revenues and operating income.

The medical technology industry has experienced a significant amount of consolidation. As a result of this consolidation, competition to provide goods and services to customers has increased. In addition, group purchasing organizations and integrated health delivery networks have served to concentrate purchasing decisions for some customers, which has also placed pricing pressure on medical device suppliers. Further consolidation in the industry could exert additional pressure on the prices of our products.

Cost volatility could adversely affect our operations.

Our results of operations could be negatively impacted by volatility in the cost of raw materials, components, freight and energy. In particular, we purchase supplies of resins, which are oil-based components used in the manufacture of certain products. Any significant increases in resin costs could adversely impact future operating results. Increases in the price of oil can also increase our costs for packaging and transportation. New laws or regulations adopted in response to climate change could also increase energy costs and the costs of certain raw materials and components. We may not be able to offset increases in these costs through other cost reductions.

Breaches of our information technology systems could have a material adverse effect on our operations.

We rely on information technology systems to process, transmit, and store electronic information in our day-to-day operations. Our information technology systems have been subjected to computer viruses or other malicious codes, unauthorized access, and cyber- or phishing-attacks, and we expect to be subject to similar attacks in the future. We also store certain information with third parties that could be subject to these types of attacks. These attacks could result in our intellectual property and other confidential information being lost or stolen, disruption of our operations, and other negative consequences, such as increased costs for security measures or remediation costs, and diversion of management attention. While we will continue to implement additional protective measures to reduce the risk of and detect future cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. There can be no assurances that our protective measures will prevent future attacks that could have a significant impact on our business.

Our future growth is dependent in part upon the development of new products, and there can be no assurance that such products will be developed.

A significant element of our strategy is to increase revenue growth by focusing on products that deliver greater benefits to patients, healthcare workers and researchers. The development of these products requires significant investment in research and development, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to anticipate customer needs, innovate and develop new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, manufacture products in a cost-effective manner, obtain appropriate intellectual property protection for our products, and gain and maintain market approval of our products. In addition, patents attained by others can preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval or gain market acceptance.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

As part of our strategy to increase revenue growth, we seek to supplement our internal growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. The success of any acquisition, investment or alliance may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity or to successfully integrate any business we may acquire into our existing business. There can be no assurance that any past or future transaction will be successful.

For additional information regarding risks relating to our integration of CareFusion, see the risk factors below under the heading “Risks Relating to Our Acquisition of CareFusion.”

The medical technology industry is very competitive.

The medical technology industry is subject to rapid technological change. In addition, we face changing customer preferences and requirements, including increased customer demand for more environmentally-friendly products. We face significant competition across our product lines and in each market in which our products are sold on the basis of product features, clinical outcomes, price, services and other factors. We face this competition from a wide range of companies. These include large medical device companies with multiple product lines, some of which may have greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets or product lines. Other firms engaged in the distribution of medical technology products have become manufacturers of medical devices and instruments as well. In some instances, competitors, including pharmaceutical companies, also offer, or are attempting to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies (such as needle-free injection technology) may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in China and other low-cost manufacturing locations has also created pricing pressure, particularly in developing markets. Some competitors have also established manufacturing sites or have contracted with suppliers located in these countries as a means to lower their costs.

The international operations of our business may subject us to certain business risks.

The majority of our fiscal year 2014 sales came from our operations outside the United States, and we intend to continue to pursue growth opportunities in foreign markets, especially in emerging markets. Our foreign operations subject us to certain risks, including the effects of fluctuations in foreign currency exchange (discussed above), the effects of local economic conditions, foreign regulatory requirements or changes in such requirements, local product preferences and product requirements, difficulty in establishing, staffing and managing foreign operations, differing labor regulations, changes in tax laws, potential political instability, trade barriers, weakening or loss of the protection of intellectual property rights in some countries, trade protection and restrictions on the transfer of capital across borders. The success of our operations outside the United States depends, in part, on our ability to acquire or form and maintain alliances with local companies and make necessary infrastructure enhancements to, among other things, our production facilities and sales and distribution networks.

In addition, our international operations are governed by the Foreign Corrupt Practices Act and similar anti-corruption laws. Global enforcement of anti-corruption laws has increased substantially in recent years, with more enforcement proceedings by U.S. and foreign governmental agencies and the imposition of significant fines and penalties. While we have implemented policies and procedures to enhance compliance with these laws, our international operations create the risk that there may be unauthorized payments or offers of payments by employees, consultants, sales agents or distributors. Any alleged or actual violations of these laws may subject us to government scrutiny, severe criminal or civil sanctions and other liabilities, and negatively affect our reputation.

Under the U.S. tax code, we may also be subject to additional taxation to the extent we repatriate earnings from our foreign operations to the U.S. In the event we require more capital in the United States than is generated by our U.S. operations to fund acquisitions or other activities and elect to repatriate earnings from foreign jurisdictions, our effective tax rate may be higher as a result.

Reductions in customers’ research budgets or government funding may adversely affect our BD Biosciences business.

Our BD Biosciences business sells products to researchers at pharmaceutical and biotechnology companies, academic institutions, government laboratories and private foundations. Research and development spending of our customers can fluctuate based on spending priorities and general economic conditions. A number of these customers are also dependent for their funding upon grants from U.S. government agencies, such as the U.S. National Institutes of Health (“NIH”) and agencies in other countries. The level of government funding of research and development is unpredictable. There have been instances where NIH grants have been frozen or otherwise unavailable for extended periods. The availability of governmental research funding may also continue to be adversely affected by economic conditions and, as described above, governmental spending reductions. Any reduction or delay in governmental funding could cause our customers to delay or forego purchases of our products.

A reduction or interruption in the supply of certain raw materials and components would adversely affect our manufacturing operations and related product sales.

We purchase many different types of raw materials and components. Certain raw materials (primarily related to the BD Biosciences business) and components are not available from multiple sources. In addition, for quality assurance, cost-effectiveness and other reasons, we elect to purchase certain raw materials and components from sole suppliers. The supply of these materials can be disrupted for a number of reasons, including economic conditions as described above. While we work with suppliers to ensure continuity of supply, no assurance can be given that these efforts will be successful. In addition, due to regulatory requirements relating to the qualification of suppliers, we may not be able to establish additional or replacement sources on a timely basis or without excessive cost. The termination, reduction or interruption in supply of these sole-sourced raw materials and components could adversely impact our ability to manufacture and sell certain of our products.

Interruption of our manufacturing operations could adversely affect our future revenues and operating income.

We have manufacturing sites all over the world. In some instances, the manufacturing of certain of our product lines is concentrated in one or more of our plants. Weather, natural disasters (including pandemics), terrorism, political change, failure to follow specific internal protocols and procedures, equipment malfunction, environmental factors or damage to one or more of our facilities could adversely affect our ability to manufacture our products, resulting in lost revenues and damage to our relationships with customers.

We are subject to lawsuits.

We are or have been a defendant in a number of lawsuits, including purported class action lawsuits for, among other things, alleged antitrust violations and suits alleging patent infringement, and could be subject to additional lawsuits in the future.

Given the uncertain nature of litigation generally, we are not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome of the litigation to which we are a party. In view of these uncertainties, we could incur charges in excess of any currently established accruals and, to the extent available, excess liability insurance. Any such future charges, individually or in the aggregate, could have a material adverse effect on our results of operations and cash flows.

We are subject to extensive regulation.

Our operations are global and are affected by various state, federal and international healthcare, environmental, antitrust, anti-corruption, fraud and abuse (including anti-kickback and false claims laws) and employment laws. Violations of these laws can result in criminal or civil sanctions, including substantial fines and, in some cases, exclusion from participation in health care programs such as Medicare and Medicaid. We are also subject to extensive regulation by the FDA pursuant to the Federal Food, Drug and Cosmetic Act, by comparable agencies in foreign countries, and by other regulatory agencies and governing bodies. Most of our products must receive clearance or approval from the FDA or counterpart regulatory agencies in other countries before they can be marketed or sold. The process for obtaining marketing approval or clearance may take a significant period of time and require the expenditure of substantial resources, and these have been increasing due to increased requirements from the FDA for supporting data for submissions. The process may also require changes to our products or result in limitations on the indicated uses of the products. Governmental agencies may also impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA and other regulatory requirements continue to be met.

Following the introduction of a product, these agencies also periodically review our manufacturing processes and product performance. Our failure to comply with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements of these agencies could delay or prevent the production, marketing or sale of our products and result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk for us and other companies in our industry.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, unapproved use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products can also result in significant product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in regulatory approval of new products.

We may experience difficulties fully implementing our enterprise resource planning system.

We have been engaged in a project to upgrade our enterprise resource planning (“ERP”) system. Our ERP system is critical to our ability to accurately maintain books and records, record transactions, provide important information to our management and prepare our financial statements. The implementation of the new ERP system has required, and will continue to require, the investment of significant financial and human resources. In addition, we may not be able to successfully complete the full implementation of the ERP system without experiencing difficulties. Any disruptions, delays or deficiencies in the design and implementation of the new ERP system could adversely affect our ability to process orders, ship products, provide services and customer support, send invoices and track payments, fulfill contractual obligations or otherwise operate our business.

Our operations are dependent in part on patents and other intellectual property assets.

Many of our businesses rely on patent, trademark and other intellectual property assets. These intellectual property assets, in the aggregate, are of material importance to our business. We can lose the protection afforded by these intellectual property assets through patent expirations, legal challenges or governmental action. Patents attained by competitors, particularly as patents on our products expire, may also adversely affect our competitive position. In addition, competitors may claim that our products infringe upon their intellectual property, which could result in significant legal fees damage awards, royalties and injunctions against future sales of our products. The loss of a significant portion of our portfolio of intellectual property assets may have an adverse effect on our earnings, financial condition or cash flows.

Natural disasters, war and other events could adversely affect our future revenues and operating income.

Natural disasters (including pandemics), war, terrorism, labor disruptions and international conflicts, and actions taken by the United States and other governments or by our customers or suppliers in response to such events, could cause significant economic disruption and political and social instability in the United States and in areas outside of the United States in which we operate. These events could result in decreased demand for our products, adversely affect our manufacturing and distribution capabilities, or increase the costs for or cause interruptions in the supply of materials from our suppliers.

We need to attract and retain key employees to be competitive.

Our ability to compete effectively depends upon our ability to attract and retain executives and other key employees, including people in technical, marketing, sales and research positions.

Competition for experienced employees, particularly for persons with specialized skills, can be intense. Our ability to recruit such talent will depend on a number of factors, including compensation and benefits, work location and work environment. If we cannot effectively recruit and retain qualified executives and employees, our business could be adversely affected.

Risks Relating To Our Acquisition Of CareFusion

The integration process with CareFusion may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

The success of our acquisition of CareFusion, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of CareFusion. It is possible that the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention and resources, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. As part of the integration process, we intend to move assets within our combined company to create efficiencies and may seek to opportunistically divest certain assets of the combined company, any of which may change the profile of the combined company, and any of which may not be possible on favorable terms, or at all. If we experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the combined company for an undetermined period going forward. In addition, the actual cost savings of the merger could be less than anticipated.

In connection with the merger, we incurred significant additional indebtedness and certain of CareFusion’s indebtedness remained outstanding, which could adversely affect us, including by decreasing our business flexibility.

The total debt of BD as of December 31, 2014 was approximately $10.1 billion. Our pro forma indebtedness as of December 31, 2014, after giving effect to the merger with CareFusion and the incurrence and extinguishment of indebtedness in connection therewith and completion of the exchange offers, would have been approximately $13.6 billion. We have substantially increased indebtedness following completion of the merger in comparison to that of BD on a recent historical basis, which has increased our interest expense and could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions. The amount of cash required to pay interest on our increased indebtedness following the merger, and thus the demands on our cash resources, is greater than the amount of cash flows required to service our indebtedness prior to the merger. Our increased levels of indebtedness following could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for BD relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then our ability to service this indebtedness may be adversely impacted.

Certain of the indebtedness incurred in connection with the merger bears interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flows.

In addition, our credit ratings affect the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations. Our ratings were downgraded in connection with the acquisition of CareFusion, and there can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

Moreover, we may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. There can be no assurance that we will be able to obtain additional financing or refinancing on terms acceptable to us or at all.

The agreements that govern the indebtedness incurred or that remained outstanding in connection with the merger contain various covenants that impose restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.

The agreements that govern the indebtedness incurred or that remained outstanding in connection with the merger contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of us and certain of our subsidiaries (including CareFusion) to, among other things, have liens on their property, transact business with affiliates and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person. In addition, some of the agreements that govern our indebtedness contain financial covenants that will require us to maintain certain financial ratios. The ability of us and our subsidiaries to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations.

The unaudited pro forma condensed combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the CareFusion Acquisition may differ materially.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial condition or results of operations would have been had the CareFusion Acquisition been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the CareFusion identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus.

Uncertainties associated with our integration efforts may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

The successful integration of CareFusion into our company will depend in part upon our ability to retain key management personnel and other key employees of CareFusion and BD. Current and prospective employees of CareFusion and BD may experience uncertainty about their future roles with the combined company during the integration process, which may materially adversely affect the ability of each of CareFusion and us to attract and retain key personnel. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of CareFusion and BD.

Risks Related To The CareFusion Business

CareFusion may be unable to effectively enhance its existing products or introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, CareFusion’s position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of its business depends on its ability to enhance its existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including its ability to anticipate and satisfy customer needs, obtain regulatory approvals and clearances on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate its products from those of its competitors. To compete successfully in the marketplace, CareFusion must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. CareFusion’s failure to enhance its existing products or introduce new and innovative products in a timely manner could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Even if CareFusion is able to develop, manufacture and obtain regulatory approvals and clearances for its new products, the success of those products would depend upon market acceptance. Levels of market acceptance for its new products could be affected by several factors, including:

•	the availability of alternative products from its competitors;

•	the price and reliability of its products relative to that of its competitors;

•	the timing of its market entry; and

•	its ability to market and distribute its products effectively.

CareFusion is subject to complex and costly regulation.

CareFusion’s products are subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase its costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market clearance or pre-market approval before those products can be marketed or sold in the United States. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. The FDA has indicated that it intends to continue to enhance its pre-market requirements for medical devices. Although the future impact of these initiatives cannot be predicted with certainty, it appears that the time and cost to get many of CareFusion’s medical devices to market could increase significantly.

In addition, CareFusion is subject to regulations that govern manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after CareFusion has obtained clearance or approval to sell a product. CareFusion’s failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. Further, if CareFusion determines a product manufactured or marketed by CareFusion does not meet its specifications, published standards or regulatory requirements, CareFusion may seek to correct the product or withdraw the product from the market, which could have an adverse effect on CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. Many of CareFusion’s facilities and procedures, and those of its suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming. In September 2013, the FDA also issued a final rule regarding the Unique Device Identification (“UDI”) System that will be phased in over seven years. The UDI System will require manufacturers to mark certain medical devices distributed in the United States with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require CareFusion to make changes to its manufacturing and labeling, which could increase its costs.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If CareFusion’s sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, CareFusion may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. A number of companies in the healthcare industry have been the subject of enforcement actions related to their sales and marketing practices, including their relationships with doctors and off-label promotion of products. In 2011 and 2012, CareFusion received federal administrative subpoenas from the Department of Justice and the Office of Inspector General (“OIG”) of the Department of Health and Human Services requesting documents and other materials primarily related to its sales and marketing practices for its ChloraPrep skin preparation product and information regarding its relationships with healthcare professionals. In April 2013, CareFusion announced that it had reached an agreement in principle to resolve the government’s allegations. In connection with these matters, CareFusion also entered into a non-prosecution agreement and agreed to continue to cooperate with the government. During the fiscal year ended June 30, 2013, CareFusion recorded a $41 million charge to establish a reserve for the amount of the expected payment. In January 2014, CareFusion entered into a final settlement agreement with the government, and CareFusion paid the settlement. If CareFusion were to become the subject of an enforcement action, including any action resulting from the investigation by the Department of Justice or OIG, it could result in negative publicity, penalties, fines, the exclusion of its products from reimbursement under federally-funded programs and/or prohibitions on the ability to sell its products, which could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

While we will institute a compliance program for the combined company based on current best practices, we cannot assure you that, immediately following the consummation of the acquisition of CareFusion, CareFusion will be in full compliance with all potentially applicable regulations. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and other national, supranational, federal and state government authorities and the high level of regulatory oversight creates a continuing possibility that we may be adversely affected by regulatory actions.

Cost-containment efforts of CareFusion’s customers, purchasing groups, third-party payers and governmental organizations could adversely affect CareFusion’s sales and profitability.

Many existing and potential customers for CareFusion’s products within the United States are members of group purchasing organizations (“GPOs”) and integrated delivery networks (“IDNs”) in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Due to the highly competitive nature of the GPO and IDN contracting processes, CareFusion may not be able to obtain or maintain contract positions with major GPOs and IDNs across its product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for its products, thereby reducing the profitability of the CareFusion business we acquire.

While having a contract with a GPO or IDN can facilitate sales to members of that GPO or IDN, it is no assurance that the sales volume of those products will be maintained. The members of such groups may choose to purchase from CareFusion’s competitors due to the price or quality offered by these competitors, which could result in a decline in the sales and profitability of the CareFusion business we acquire.

In addition, CareFusion’s capital equipment products typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations, the timing of spending under these budgets and conflicting spending priorities, including changes resulting from adverse economic conditions, can have a significant effect on the demand for its capital equipment products and related services. In addition, the implementation of healthcare reform in the United States, which may reduce or eliminate the amount that healthcare organizations may be reimbursed for its capital equipment products and related services, could further impact demand. Any such decreases in expenditures by these healthcare organizations and decreases in demand for its capital equipment products and related services could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Distributors of CareFusion’s products may begin to negotiate terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing or other terms of sale could adversely affect its results of operations and financial condition. In addition, if CareFusion fails to implement distribution arrangements successfully, that could cause CareFusion to lose market share to its competitors.

Outside the United States, CareFusion has experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by these authorities to lower healthcare costs. CareFusion’s failure to offer acceptable prices to these customers could adversely affect the sales and profitability of CareFusion and/or our combined company in these markets and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Challenging economic conditions have and may continue to adversely affect CareFusion’s business, results of operations and financial condition.

CareFusion continues to face the effects of challenging economic conditions, which have impacted the economy and the economic outlook of the United States, Europe and other parts of the world. These challenging economic conditions, along with depressed levels of consumer and commercial spending, have caused, and may continue to cause its customers to reduce, modify, delay or cancel plans to purchase its products and have caused and may continue to cause vendors to reduce their output or change terms of sales. CareFusion has observed certain hospitals delaying as well as prioritizing capital purchasing decisions, which has had, and is expected to continue to have, an adverse impact on the financial results of the CareFusion business we acquire into the foreseeable future.

In addition, CareFusion’s customers in and outside of the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If its customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if they are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to CareFusion. These conditions may also adversely affect certain of its suppliers, which could cause a disruption in its ability to produce its products.

CareFusion also extends credit through an equipment leasing program for a substantial portion of sales to its dispensing product customers. This program, and any similar programs that CareFusion may establish for sales of its other capital equipment, expose CareFusion to certain risks. CareFusion is subject to the risk that if these customers fail to pay or delay payment for the products they purchase from CareFusion, it could result in longer payment cycles, increased collection costs, defaults exceeding its expectations and an adverse impact on the cost or availability of financing. These risks related to its equipment leasing program may be exacerbated by a variety of factors, including adverse economic conditions, decreases in demand for its capital equipment products and negative trends in the businesses of its leasing customers.

Any inability of current and/or potential customers to pay CareFusion for its products or any demands by vendors for different payment terms may adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion may be unable to protect its intellectual property rights or may infringe on the intellectual property rights of others.

CareFusion relies on a combination of patents, trademarks, copyrights, trade secrets and nondisclosure agreements to protect its proprietary intellectual property. CareFusion’s efforts to protect its intellectual property and proprietary rights may not be sufficient. CareFusion cannot be sure that its pending patent applications will result in the issuance of patents to CareFusion, that patents issued to or licensed by CareFusion in the past or in the future will not be challenged or circumvented by competitors or that these patents will remain valid or sufficiently broad to preclude its competitors from introducing technologies similar to those covered by its patents and patent applications. In addition, its ability to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by CareFusion.

Competitors also may harm its sales by designing products that mirror the capabilities of its products or technology without infringing its intellectual property rights. If CareFusion does not obtain sufficient protection for its intellectual property, or if CareFusion is unable to effectively enforce its intellectual property rights, its competitiveness could be impaired, which would limit the growth and future revenue of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion operates in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force CareFusion to make significant royalty payments in order to continue selling the affected products. At any given time, CareFusion is involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. CareFusion expects that it may face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against CareFusion could adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Defects or failures associated with CareFusion’s products and/or its quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject CareFusion to regulatory actions.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to CareFusion’s products and result in significant costs and negative publicity. Due to the strong name recognition of its brands, an adverse event involving one of CareFusion’s products could result in reduced market acceptance and demand for all products within that brand, and could harm its reputation and its ability to market its products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of CareFusion’s products could result in the suspension or delay of regulatory reviews of its applications for new product approvals or clearances. CareFusion may also voluntarily undertake a recall of its products, temporarily shut down production lines, or place products on a shipping hold based on internal safety and quality monitoring and testing data.

CareFusion’s future operating results will depend on its ability to sustain an effective quality control system and effectively train and manage its employee base with respect to its quality system. CareFusion’s quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving its products and services. While CareFusion has a network of quality systems throughout its business lines and facilities, quality and safety issues may occur with respect to any of its products. A quality or safety issue may result in a public warning letter from the FDA, or potentially a consent decree. In June 2014, CareFusion received a warning letter from the FDA related to its facility in Vernon Hills, Illinois, which CareFusion is working to address. CareFusion is also operating under an amended consent decree with the FDA, as discussed in the next risk factor. In addition, CareFusion may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is currently operating under an amended consent decree with the FDA and its failure to comply with the requirements of the amended consent decree may have an adverse effect on its business.

CareFusion is operating under an amended consent decree with the FDA related to its infusion pump business in the United States. CareFusion entered into a consent decree with the FDA in February 2007 related to its Alaris SE pumps, and in February 2009, CareFusion and the FDA amended the consent decree to include all infusion pumps manufactured by or for its subsidiary that manufactures and sells infusion pumps in the United States. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, CareFusion implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had its infusion pump facilities inspected by an independent expert and had its recall procedures and all ongoing recalls involving its infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified CareFusion that it could proceed to the audit inspection phase of the amended consent decree, which included the requirement to retain an independent expert to conduct periodic audits of its infusion pump facilities over a four-year period. While CareFusion is no longer subject to these periodic audits, the FDA maintains the ability to conduct inspections of its infusion pump facilities. The costs associated with any such inspections and any actions that CareFusion may need to take as a result could be significant.

CareFusion has no reserves associated with compliance with the amended consent decree. As such, CareFusion may be obligated to pay more costs in the future because, among other things, the FDA may determine that CareFusion is not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or CareFusion may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. Moreover, the matters addressed in the amended consent decree could lead to negative publicity that could have an adverse impact on its business. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order CareFusion to cease manufacturing and distributing, recall products and take other actions. CareFusion may also be required to pay monetary damages if it fails to comply with any provision of the amended consent decree. Any of the foregoing matters could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion may incur product liability losses and other litigation liability.

CareFusion is, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that its products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against CareFusion, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, CareFusion may not be able to obtain insurance on terms acceptable to CareFusion or at all because insurance varies in cost and can be difficult to obtain. CareFusion’s failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is involved in a number of legal proceedings. Legal proceedings are inherently unpredictable, and the outcome can result in excessive verdicts and/or injunctive relief that may affect how CareFusion operates its business, or CareFusion may enter into settlements of claims for monetary damages that exceed its insurance coverage, if any. In addition, the results of future legislative activity or future court decisions, any of which could lead to an increase in regulatory investigations or its exposure to litigation cannot be predicted. Any such proceedings or investigations, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns and additional restrictions on CareFusion’s sales or the use of its products, which could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion relies on the performance of its information technology systems, the failure of which could have an adverse effect on its business and performance.

CareFusion’s business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which are beyond its control. Systems interruptions could reduce CareFusion’s ability to manufacture and provide service for its products, and could have an adverse effect on the operations and financial performance of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of its information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to CareFusion, its employees, partners, customers, or its suppliers, which may result in significant costs and government sanctions. In particular, if CareFusion is unable to adequately safeguard individually identifiable health information, CareFusion may be subject to additional liability under domestic and international laws respecting the privacy and security of health information which may reduce the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion also is pursuing initiatives to transform its information technology systems and processes. Many of its business lines use disparate systems and processes, including those required to support critical functions related to its operations, sales, and financial close and reporting. CareFusion is implementing new systems to better streamline and integrate critical functions, which CareFusion expects to result in improved efficiency and, over time, reduced costs. While CareFusion believes these initiatives provide significant opportunity for CareFusion, they do expose CareFusion to inherent risks. CareFusion may suffer data loss or delays or other disruptions to its business, which could have an adverse effect on its results of operations and financial condition. If CareFusion fails to successfully implement new information technology systems and processes, CareFusion may fail to realize cost savings anticipated to be derived from these initiatives which may reduce the benefits we expect to achieve as a result of the acquisition of CareFusion.

An interruption in CareFusion’s ability to manufacture its products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect its business.

Many of CareFusion’s key products are manufactured at single locations, with limited alternate facilities. If CareFusion experiences damage to one or more of its facilities, or its manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, if the capabilities of its suppliers and component manufacturers are limited or stopped, due to quality, regulatory or other reasons, it could negatively impact its ability to manufacture its products and could expose CareFusion to regulatory actions. Further, for reasons of quality assurance or cost effectiveness, CareFusion purchases certain components and raw materials from sole suppliers. CareFusion may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to CareFusion, could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Due to the highly competitive nature of the healthcare industry and the cost containment efforts of its customers and third-party payers, CareFusion may be unable to pass along cost increases for key components or raw materials through higher prices to its customers. If the cost of key components or raw materials increases and CareFusion is unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, CareFusion and/or our combined company could experience lower margins and profitability.

New regulations related to conflict minerals may increase CareFusion’s costs and adversely affect its business.

CareFusion is subject to the SEC’s newly adopted regulations, which require CareFusion to determine whether its products contain certain specified minerals, referred to under the regulations as “conflict minerals,” and, if so, to perform an extensive inquiry into its supply chain, in an effort to determine whether or not such conflict minerals originate from the Democratic Republic of Congo (“DRC”), or an adjoining country. CareFusion has determined that certain of its products contain such specified minerals and CareFusion has developed a process to identify where such minerals originated. As of the date of its conflict minerals report for the 2013 calendar year, CareFusion was unable to determine whether or not such minerals originate from the DRC or an adjoining country. CareFusion filed its Conflict Minerals Disclosure report on June 2, 2014. CareFusion expects to incur additional costs to comply with these disclosure requirements, including costs related to determining the sources of the specified minerals used in its products, in addition to the cost of any changes to products, processes, or sources of supply as a consequence of such verification activities, which may adversely affect the CareFusion business we acquire. In addition, the number of suppliers who provide conflict-free minerals may be limited, which may make it difficult to satisfy those customers who require that all of the components of CareFusion’s products be certified as conflict-free, and could place it at a competitive disadvantage if it is unable to do so.

CareFusion may engage in strategic transactions, including acquisitions, investments, or joint development agreements that may have an adverse effect on its business.

CareFusion may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand its product offerings and geographic presence as part of its business strategy, which could be material to its financial condition and results of operations. CareFusion may not complete transactions in a timely manner, on a cost-effective basis, or at all, and CareFusion may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with CareFusion for these strategic opportunities. CareFusion also could experience negative effects on its results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of an acquired company or business, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of its credit profile and/or ratings and result in reduced availability of credit to CareFusion or in increased borrowing costs and interest expense.

CareFusion could experience difficulties, expenditures, or other risks in integrating an acquired company, business, or technology, including, among others:

•	diversion of management resources and focus from ongoing business matters;

•	retention of key employees following an acquisition;

•	demands on its operational resources and financial and internal control systems;

•	integration of an acquired company’s corporate and administrative functions and personnel;

•	liabilities of the acquired company, including litigation or other claims; and

•	consolidation of research and development operations.

In addition, CareFusion may face additional risks related to foreign acquisitions, including risks related to cultural and language differences and particular economic, currency, political, and regulatory risks associated with specific countries. If an acquired business fails to operate as anticipated or cannot be successfully integrated with its existing business, the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion could be adversely affected.

CareFusion may engage in the divestiture of some of its non-core product lines which may have an adverse effect on its business.

CareFusion’s business strategy involves assessing its portfolio of products with a view of divesting non-core product lines that do not align with its objectives. Any divestitures prior to or following completion of the acquisition of CareFusion may result in a dilutive impact to its future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on its results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of its business and the potential loss of key employees. CareFusion may not be successful in managing these or any other significant risks that CareFusion encounter in divesting a product line which may affect the CareFusion business we acquire.

CareFusion may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation Act (“PPACA”). Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has and will continue to have, an adverse effect on CareFusion’s operating expenses and results of operations. In fiscal year 2014, CareFusion paid approximately $23 million related to the medical device tax. CareFusion currently expects the impact of the tax to be approximately $25 million in fiscal year 2015 and annually thereafter. In addition, the PPACA significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for CareFusion’s products. As additional provisions of healthcare reform are implemented, CareFusion anticipates that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with the objective of ultimately reducing healthcare costs and expanding access. CareFusion cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect federal healthcare reform or any future legislation or regulation may have on its customers’ purchasing decisions regarding its products and services. However, the implementation of new legislation and regulation may lower reimbursements for its products, reduce medical procedure volumes and adversely affect the business, possibly materially, of CareFusion and/ or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is subject to risks associated with doing business outside of the United States.

CareFusion’s operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. Sales to customers outside of the United States made up approximately 23% of its revenue in the fiscal year ended June 30, 2014, and CareFusion expects that non-United States sales will contribute to future growth as CareFusion continues to focus on expanding its operations in markets outside the United States. The risks associated with CareFusion’s operations outside the United States include:

•	healthcare reform legislation;

•	changes in medical reimbursement policies and programs;

•	changes in non-United States government programs;

•	multiple non-United States regulatory requirements that are subject to change and that could restrict its ability to manufacture and sell its products;

•	possible failure to comply with anti-bribery laws such as the FCPA and similar anti-bribery laws in other jurisdictions;

•	different local medical practices, product preferences and product requirements;

•	possible failure to comply with trade protection and restriction measures and import or export licensing requirements;

•	difficulty in establishing, staffing and managing non-United States operations;

•	different labor regulations or work stoppages or strikes;

•	changes in environmental, health and safety laws;

•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States;

•	political instability and actual or anticipated military or political conflicts;

•	economic instability, including the European financial crisis or other economic instability in other parts of the world and the impact on interest rates, inflation and the credit worthiness of its customers;

•	uncertainties regarding judicial systems and procedures;

•	minimal or diminished protection of intellectual property in some countries; and

•	regulatory changes that may place its products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. For example, CareFusion is subject to compliance with The Foreign Corrupt Practices Act of 1977, as amended, and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While its employees and agents are required to comply with these laws, CareFusion cannot be sure that its internal policies and procedures will always protect CareFusion from violations of these laws, despite its commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect the business, performance, prospects, value, financial condition, and results of operations of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries such as the Euro, where CareFusion sells its products, its United States dollar reported revenue and income will decrease. Additionally, CareFusion incurs significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is subject to healthcare fraud and abuse regulations that could result in significant liability, require CareFusion to change its business practices and restrict its operations in the future.

CareFusion is subject to various United States federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict CareFusion’s sales or marketing practices. Furthermore, since many of CareFusion’s customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, its exclusion from such programs as a result of a violation of these laws could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Tax legislation initiatives or challenges to CareFusion’s tax positions could adversely affect its results of operations and financial condition.

CareFusion is a large multinational corporation with operations in the United States and international jurisdictions. As such, CareFusion is subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect its tax positions. CareFusion cannot be sure that its effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that CareFusion’s tax positions will not be challenged by relevant tax authorities or that CareFusion would be successful in any such challenge.

CareFusion’s reserves against disputed tax obligations may ultimately prove to be insufficient.

CareFusion and Cardinal Health are currently before the Internal Revenue Service (“IRS”) Appeals office for fiscal years 2006 and 2007, CareFusion intends to appeal various Notices of Proposed Adjustment for fiscal years 2008 through 2010, and CareFusion is currently subject to IRS audits for fiscal years 2011 through 2013. The IRS audits for periods prior to CareFusion’s spinoff from Cardinal Health on August 31, 2009, are part of Cardinal Health’s tax audit of its federal consolidated returns. The IRS audits for fiscal years 2011 through 2013, relate to federal consolidated returns filed by CareFusion following the spinoff. The tax matters agreement that CareFusion entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to its business is its responsibility.

During the quarter ended December 31, 2010, CareFusion received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries. Also, during the quarter ended March 31, 2014, CareFusion received Notices of Proposed Adjustment for fiscal years 2008 and 2009 for additional taxes related to certain foreign earnings. CareFusion and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. In addition, during the quarter ended December 31, 2014, CareFusion received an IRS Revenue Agent’s Report for fiscal year 2010 that included a Notice of Proposed Adjustment for additional taxes related to certain foreign earnings. CareFusion expects to appeal this Notice of Proposed Adjustment.

CareFusion has regularly reviewed its tax reserves and made adjustments to its reserves when appropriate. Accounting for tax reserves involves complex and subjective estimates by management, which can change over time based on new information or changing events or circumstances, including events or circumstances outside of its control. Although CareFusion believes that it has provided appropriate tax reserves for any potential tax exposures, CareFusion may not be fully reserved and it is possible that CareFusion may be obligated to pay amounts in excess of its reserves. Any future change in estimate or obligation could adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

If there is a determination that the separation of CareFusion from Cardinal Health is taxable for United States federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then CareFusion could incur significant liabilities.

In connection with CareFusion’s separation from Cardinal Health, Cardinal Health received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution and the distribution qualified as a transaction that is tax-free for United States federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code. In addition, Cardinal Health received opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and the distribution qualified as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from Cardinal Health and CareFusion regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cardinal Health or CareFusion after the separation. If the separation is determined to be taxable for United States federal income tax purposes, CareFusion could incur significant liabilities which could reduce the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion’s success depends on its ability to recruit and retain key personnel.

The success of CareFusion and/or our combined company will depend on the continued contributions of key research and development, sales, marketing and operations personnel. Experienced personnel in CareFusion’s industry are in high demand and competition for their talents is intense. If CareFusion is unable to recruit and retain key personnel, the business of CareFusion and/or our combined company may be harmed. Achieving this objective may be difficult due to many factors, including the intense competition for such highly skilled personnel, fluctuations in global economic and industry conditions, competitors’ hiring practices, and the effectiveness of compensation programs. If CareFusion is unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, it may experience difficulty in implementing its business strategy, which could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated, together with a pro forma ratio of earnings to fixed charges for the three months ended December 31, 2014 and the year ended September 30, 2014, giving effect to the acquisition of CareFusion and the transactions related thereto and completion of the exchange offers, assuming all of the CareFusion Notes are validly tendered for exchange for BD Notes prior to the Early Consent Date and accepted, as if they had occurred on October 1, 2013. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.

	Pro Forma Three Months Ended December 31,		Three Months Ended December 31,		Pro Forma Year Ended September 30,	Year Ended September 30,
	2014		2014		2014	2014	2013	2012	2011	2010
	(in millions except for the Ratio of Earnings to Fixed Charges)
Earnings:
Income from Continuing Operations Before Income Taxes	$245		$285		$1,412	$1,522	$1,165	$1,472	$1,618	$1,567
Interest Capitalized, Net(1)	(2)		(2)		(11)	(10)	(11)	(17)	(19)	(17)
Fixed Charges	129		54		532	191	194	191	145	109

Earnings as Adjusted	$372		$337		$1,933	$1,703	$1,348	$1,646	$1,744	$1,659

Fixed Charges:
Interest Cost	$117	(3)	$48	(3)	$476	$167	$171	$169	$122	$88
Interest Allocable to Rental Expenses(2)	10		6		40	24	23	22	23	21
Amortization of Debt Expense	2		—		16	—	—	—	—	—

Fixed Charges	$129		$54		$532	$191	$194	$191	$145	$109

Ratio of Earnings to Fixed Charges	2.9		6.2		3.6	8.9	6.9	8.6	12.0	15.2

(1)	Includes amortization of capitalized interest less interest capitalized for the period.
(2)	Portion of rent expense representing interest.
(3)	Excludes approximately $35 million in commitment fees incurred in connection with a bridge loan facility during the three months ended December 31, 2014, that was entered into in connection with the acquisition of CareFusion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and notes thereto set forth below give effect to the acquisition (the “CareFusion Acquisition”) of CareFusion Corporation (“CareFusion”) and related financing transactions (collectively, the “Transactions”) as if they had occurred as of the end of each period presented, with respect to the balance sheet, and as of October 1, 2013, for the statement of income. Certain financial information of CareFusion as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of BD’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined balance sheet and the combined income statement under the acquisition method of accounting with BD treated as the acquirer. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by BD at their estimated fair values as of the date the CareFusion Acquisition is completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The purchase price allocation adjustments are estimates and may be further refined as additional information becomes available following completion of the CareFusion Acquisition.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the CareFusion Acquisition occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined company will experience after the CareFusion Acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the CareFusion Acquisition and are factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the CareFusion Acquisition completion date are not included. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or restructuring actions which may be achievable subsequent to the CareFusion Acquisition or the impact of any non-recurring activity and one-time transaction related costs.

The acquisition closed on March 17, 2015. The value of the consideration transferred for accounting purposes is based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the audited consolidated financial statements (and notes thereto) of BD for the years ended September 30, 2014, 2013 and 2012 (which are available in BD’s Annual report on Form 10-K for the fiscal year ended September 30, 2014, as revised by Exhibit 99.2 to BD’s Current Report on Form 8-K, filed with the SEC on March 13, 2015) and the unaudited condensed consolidated financial statements (and notes thereto) of BD for the three month period ended December 31, 2014 (which are available in BD’s Quarterly Report on Form 10-Q for the three month period ended December 31, 2014) and (ii) the audited consolidated financial statements (and notes thereto) of CareFusion for the years ended June 30, 2014, 2013 and 2012 and the unaudited condensed consolidated financial statements (and notes thereto) of CareFusion for the three month period ended September 30, 2014 (which are both available as Exhibit 99.1 to BD’s Current Report on Form 8-K, filed with the SEC on December 4, 2014) and the unaudited condensed consolidated financial statements (and notes thereto) of CareFusion for the six month period ended December 31, 2014 (which are available as Exhibit 99.2 to BD’s Current Report on Form 8-K, filed with the SEC on March 17, 2015).

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2014

(In millions)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments(3)	Financing Adjustments	Note References	Pro Forma Combined
Assets:
Current Assets:
Cash and cash equivalents	$8,540	$1,846	$—	$(10,308)	$1,490	5a, 5b	$1,568
Short-term investments	244	—	—	—	—		244
Trade receivables, net	1,031	517	—	—	—		1,548
Current Portion of Net Investment in Sales-Type Leases	—	228	—	—	—		228
Inventories:
Materials	227	170	—	60	—	5g	457
Work in process	272	26	—	9	—	5g	307
Finished products	1,013	307	—	107	—	5g	1,427
Prepaid expenses, deferred taxes and other	784	181	—	—	—		965

Total Current Assets	12,111	3,275	—	(10,132)	1,490		6,744

Property, Plant and Equipment, Net	3,565	435	(101)	128		4, 5g	4,027

Goodwill	1,140	3,312	—	3,533	—	5e, 5k	7,985
Core and Developed Technology, Net	496	—	184	2,056	—	4, 5e, 5f	2,736
Other Intangible Assets, Net	324	972	(203)	3,276	—	4, 5e, 5f	4,369
Capitalized Software, Net	361	—	64	(64)	—	4	361
Investments in unconsolidated entities	—	104	(104)	—	—	4	—
Net investment in sales-type leases, less current portion	—	1,009	—	—	—		1,009
Other Assets	506	91	160	49	2	4, 5i, 5j	808

Total Assets	$18,503	$9,198	$—	$(1,154)	$1,492		$28,039

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term debt	$202	$4	$—	$—	$1,500	5a	$1,706
Payables and accrued expenses	1,878	689	—	(45)	—	5i	2,522

Total Current Liabilities	2,081	693	—	(45)	1,500		4,228

Long-Term Debt	9,940	1,988	—	145	—	5h	12,073
Long-Term Employee Benefit Obligations	983	—	—	—	—		983
Deferred Income Taxes and Other	432	1,010	—	1,955	—	5j	3,397

Total liabilities	13,436	3,691	—	2,055	1,500		20,682

Shareholders’ Equity:
Common stock	333	2	—	14	—	5c, 5d	349
Capital in excess of par value	2,254	5,111	—	(2,581)	—	5b, 5c, 5d	4,784
Retained earnings	12,224	1,714	—	(1,962)	(8)	5d	11,968
Deferred compensation	20	—	—	—	—		20
Common shares in treasury – at cost	(8,623)	(1,185)	—	1,185	—	5d	(8,623)
Accumulated other comprehensive (loss) income	(1,139)	(135)		135	—	5d	(1,139)

Total Shareholders’ Equity:	5,068	5,507	—	(3,209)	(8)		7,358

Total Liabilities and Shareholders’ Equity	$18,503	$9,198	$—	$(1,154)	$1,492		$28,039

Amounts	may not add due to rounding.
(1)	CareFusion’s balance sheet as of December 31, 2014.
(2)	See Note 2, 3, and 4 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.
(3)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements.

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2014

(In millions, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments (3)	Financing Adjustments (3)	Note References	Pro Forma Combined
Revenues	$2,051	$922	$—	$—	$—		$2,973

Cost of products sold	1,006	465	2	93	—	4, 6a	1,566
Selling and administrative expense	544	265	8	7	—	4, 6a	823
Research and development expense	129	49	—	—	—		178
Restructuring and acquisition integration charges	—	19	(19)	—	—	4	—
Acquisition-related costs	23	—	9	(21)	—	4, 6d	11
Share of net (earnings) loss of equity method investee	—	(2)	2	—	—	4	—

Total Operating Costs and Expenses	1,702	796	2	78	—		2,578

Operating income	349	126	(2)	(78)	—		395

Interest expense	(76)	—	(26)	(4)	(45)	4, 6b	(151)
Interest income	10	—	1	—	—	4	11
Other (expense) income, net	2	(28)	27	—	—	4	1

Income Before Income Tax	285	98	—	(82)	(45)		256
Income tax provision	50	22	—	(29)	(16)	6c	27

Net income	$236	$76	$—	$(53)	$(29)		$229

Per share amounts
Basic	$1.22	$0.37					$1.10
Diluted	$1.20	$0.37					$1.07
Weighted average number of shares outstanding:
Basic	192.8			15.9			208.7
Diluted	197.0			17.0			214.0

Amounts	may not add due to rounding.
(1)	CareFusion’s statement of income for the three months ended September 30, 2014.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.
(3)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements.

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2014

(In millions, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments (3)	Financing Adjustments (3)	Note References	Pro Forma Combined
Revenues	$8,446	$3,842	$—	$—	$—		$12,288

Cost of products sold	4,145	1,934	14	372	—	4, 6a	6,465
Selling and administrative expense	2,145	1,061	29	28	—	4, 6a	3,263
Research and development expense	550	190	—	—	—		740
Restructuring and acquisition integration charges	—	43	(43)	—	—	4	—
Gain on sale of assets	—	(4)	4	—	—	4	—
Share of net (earnings) loss of equity method investee	—	(3)	3	—	—	4	—

Total operating costs and expenses	6,840	3,221	7	400	—		10,468

Operating income	1,606	621	(7)	(400)	—		1,819
Interest expense	(135)	—	(89)	(17)	(213)	4, 6b	(454)
Interest income	46	—	3	—	—	4	49
Other (expense) income, net	5	(89)	93	—	—	4	9

Income From continuing operations before income taxes	1,522	532	—	(417)	(213)		1,423

Income tax provision	337	115	—	(146)	(75)	6c	231

Income from continuing operations	$1,185	$417	$—	$(271)	$(138)		$1,192

Income from continuing operations per common share:
Basic	$6.13	$1.99					$5.70
Diluted	$5.99	$1.96					$5.55
Weighted average number of shares outstanding:
Basic	193.3			15.9			209.2
Diluted	197.7			17.0			214.7

(1)	CareFusion’s statement of income for the fiscal year ended June 30, 2014.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.
(3)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1 – Description of CareFusion Acquisition

On October 5, 2014, BD announced a definitive agreement under which BD would acquire CareFusion for $58 per share in cash and stock to create a global leader in medication management and patient safety solutions. The acquisition closed on March 17, 2015.

Pursuant to the agreement, BD acquired 100 percent of CareFusion at a purchase consideration of approximately $12.6 billion consisting of:

•	$10.0 billion in cash consideration; BD paid this consideration with $6.2 billion of senior unsecured notes issued in December 2014 and with available cash on hand as well as $500 million of commercial paper and $1 billion of term loan financing;

•	$2.3 billion of BD common stock issued to CareFusion stockholders and share award holders; and

•	$277 million of BD stock options and awards issued to holders of CareFusion options and awards.

Under the terms of the transaction, CareFusion shareholders received $49.00 in cash and 0.0777 of a share of BD for each share of CareFusion. The value of the consideration transferred for accounting purposes is based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction, or $142.29.

Note 2 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined balance sheet and the combined statements of income under the acquisition method of accounting with BD treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of CareFusion are recorded by BD at the date of the CareFusion Acquisition at estimated fair values, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair values of CareFusion’s identifiable tangible and intangible assets acquired and liabilities assumed are based on fair value estimates as if the businesses had actually been combined as of December 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Since the CareFusion Acquisition has just been consummated, our access to information to make such estimates is limited. As such, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the CareFusion Acquisition completion date, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in the fair value of certain balance sheet amounts and other items of CareFusion as compared to the information presented here may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3 – Conforming Accounting Policies

BD is conducting a review of CareFusion’s accounting policies in an effort to determine if differences in accounting policies require reclassification of CareFusion’s results of operations or reclassification of assets or liabilities to conform to BD’s accounting policies and classifications. As a result of that review, BD may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, BD was not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

Note 4 – Reclassifications

Certain balances from the consolidated financial statements of CareFusion were reclassified to conform their presentation to that of BD:

The following reclassifications were made to the unaudited pro forma condensed combined balance sheet as of December 31, 2014 (in millions):

Description	December 31, 2014 Increase / (Decrease)
Property, plant, and equipment	$(101)
Core and developed technology	184
Other intangibles, net	(203)
Capitalized Software, net	64
Investments in unconsolidated entities	(104)
Other assets	160

The following reclassifications were made to the unaudited pro forma condensed combined income statements for the fiscal year ended September 30, 2014 and for the three months ended December 31, 2014 (in millions):

Description	September 30, 2014 Increase / (Decrease)	December 31, 2014 Increase / (Decrease)
Cost of products sold	$14	2
Selling and administrative expense	29	8
Restructuring and acquisition integration charges	(43)	(19)
Gain on sale of assets	4
Acquisition-related costs	—	9
Share of net (earnings) loss of equity method investee	3	2
Interest expense	(89)	(26)
Interest income	3	1
Other (expense) income, net	93	27

Note 5 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This note should be read in conjunction with “Note 1 – Description of CareFusion Acquisition,” “Note 2 – Basis of Pro Forma Presentation,” “Note 3 – Conforming Accounting Policies,” and “Note 4 –Reclassifications.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined balance sheet as at December 31, 2014 are represented, in part, by the following considerations arising out of the allocation of the purchase price to CareFusion’s assets and liabilities (in millions):

Description	Note		Amount
Calculation of consideration transferred
Cash consideration paid to CareFusion Stockholders	(5a	)	$10,060
Fair value of common stock issued to CareFusion stockholders and share award holders	(5c	)	2,269
Fair value of stock options and awards	(5b	)	277

Total Consideration Transferred			$12,606
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	(5d	)	$5,507
Less write-off of pre-existing CareFusion goodwill and intangible assets	(5e	)	(4,284)

Adjusted net book value of assets acquired			1,223
Identifiable intangible assets at fair value	(5f	)	6,285
Increase property, plant, and equipment to fair value	(5g	)	83
Increase inventory to fair value	(5g	)	176
Increase debt assumed to fair value	(5h	)	(145)
Other fair value adjustments, net	(5i	)	59
Deferred tax impact of fair value adjustments	(5j	)	(1,920)

Total Goodwill	(5k	)	$6,845

a.	Cash outflows for acquisition adjustments represent cash consideration transferred of $49.00 per outstanding CareFusion share based on approximately 205.3 million shares outstanding at closing. Additional cash adjustments in the unaudited pro forma condensed combined balance sheet include $248 million in acquisition-related transaction costs as a reduction of cash with a corresponding decrease to retained earnings.

The cash consideration was partially funded by $6.2 billion of senior unsecured notes issued in December 2014. The remaining balance was funded by available cash and $500 million of commercial paper and a $1 billion term loan facility. In connection with obtaining the debt financing, $43 million of deferred financing costs have been recorded as of December 31, 2014 and $2 million of deferred financing costs are expected to be capitalized and amortized over the life of the underlying debt. In addition, $8 million of costs related to BD’s bridge financing are reflected as a reduction of cash with a corresponding decrease to retained earnings.

b.	BD issued stock options and awards in BD’s shares to holders of CareFusion options and awards with an estimated fair value of approximately $277 million.

c.	The acquisition date fair value of BD’s ordinary shares issued to CareFusion shareholders was based on approximately 205.3 million of CareFusion’s shares outstanding, multiplied by the exchange ratio of 0.0777, and BD’s closing share price as of March 16, 2015 of $142.29 per share. Refer to the calculation below:

(in millions, except per share data)
Total CareFusion shares outstanding	205.3
Conversion factor	0.0777

Shares of BD issued (par value $1.00)	15.9
Value per share of BD common stock as of March 16, 2015	$142.29

Fair value of BD stock issued in respect of outstanding CareFusion shares	$2,269

d.	Reflects the historical book value of the net assets acquired from CareFusion as of December 31, 2014. The unaudited pro forma condensed combined balance sheet reflects the elimination of CareFusion’s historical common stock, capital in excess of par value, retained earnings, common shares in treasury – at cost, and accumulated other comprehensive loss as part of purchase accounting.

e.	Reflects the reversal of previously recorded goodwill and intangible assets recorded in the historical book value of net assets acquired of CareFusion as of December 31, 2014.

f.	Intangible assets

Identifiable intangible assets acquired consist of the following (in millions):

Description	Estimated Value
Trademarks / trade names	$445
Developed products	2,240
Customer relationships	3,150
Backlog	305
In process research and development	135
Other	10

Total identifiable intangible assets	$6,285

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

g.	Asset fair value step-up

This adjustment represents an increase in book value for CareFusion’s inventory and property, plant, and equipment balances of $176 million, and $83 million, respectively, to reflect fair value.

The fair value estimate for inventory and property, plant, and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for inventories and property, plant, and equipment may differ from this preliminary determination.

h.	Fair value step-up on CareFusion’s existing debt

To record the fair value step-up of $145 million on CareFusion’s existing debt, which remains outstanding after the acquisition at fair value.

i.	Other fair value adjustments, net

To record the fair value step-up of $14 million on CareFusion’s dispensing equipment, which is presented in the “Other assets” line item on the accompanying unaudited pro forma condensed combined balance sheet, and a write down of CareFusion’s deferred revenue of $45 million, which is presented in the “Payables and accrued expenses” line item on the unaudited pro forma condensed combined balance sheet. Deferred revenue was reduced to reflect the assumed performance obligation at fair value.

j.	Deferred tax impact of fair value adjustments

Reflects the adjustment to deferred income tax assets of $35 million and liabilities of $1,955 million resulting from pro forma fair value adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. The U.S. statutory tax rate was applied to each adjustment as the majority of fair value adjustments relate to entities domiciled in the United States. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

k.	Goodwill

Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as a result of the acquisition of $6.8 billion as of December 31, 2014. This amount, reduced by CareFusion’s existing goodwill at December 31, 2014 of $3.3 billion resulted in an acquisition accounting adjustment in the unaudited pro forma condensed combined balance sheet as of December 31, 2014 of $3.5 billion.

Note 6 – Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This note should be read in conjunction with “Note 1 – Description of CareFusion Acquisition,” “Note 2 – Basis of Pro Forma Presentation,” “Note 3 – Conforming Accounting Policies,” “Note 4 – Reclassifications,” and “Note 5 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined income statement for the three months ended December 31, 2014 are represented by the following:

a.	Amortization and depreciation

This adjustment represents the increased amortization for the fair value of identified intangible assets with definite lives for the fiscal year ended September 30, 2014 and the three months ended December 31, 2014. The following table shows the pre-tax impact on amortization expense (amounts in millions):

Description	Weighted Average Useful life	Fair value	September 30, 2014	December 31, 2014
Core and Developed Technology	13.5	$2,240	$166	$41
Other Intangibles	13.8	3,600	293	74

Less: Historical amortization			(87)	(22)

Additional amortization			$372	$93

The adjustment to selling and administrative expense of $7 million and $28 million for the three months ended December 31, 2014 and fiscal year ended September 30, 2014, respectively, is related to fair value step up and corresponding increased depreciation of property, plant, and equipment. The income statement effect of the fair value step-up to increase the book value of CareFusion’s inventory is not reflected as such adjustment is not recurring in nature.

b.	Interest expense

This adjustment represents the additional interest expense for the fiscal year ended September 30, 2014 and the three months ended December 31, 2014 taking into consideration the additional borrowings incurred by BD for financing the CareFusion Acquisition as well as the accretion on the fair value step-up on CareFusion’s existing debt. Refer to the table below for the breakdown of this amount (in millions):

Description	September 30, 2014	December 31, 2014(i)
Interest on additional borrowings	$213	$45
Accretion on fair value step-up	17	4

(i)	Reflects the interest on debt as currently anticipated. The actual allocation of the type and amount and the terms of the financing may differ from those contemplated herein. Interest includes the amortization of the related debt issuance costs.

c.	Provision for income taxes

This adjustment represents the tax effects of all the adjustments described in Notes 6a and 6b above using BD’s statutory rate.

d.	Represents $21 million of one-time transaction costs reflected in BD’s Condensed Statement of Income for the three months ended December 31, 2014.

Note 7 – Unadjusted Pro Forma Balances

Trade receivables and sales-type leases

At this time, BD does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of CareFusion’s trade receivables and sales-type leases. Therefore, no adjustment has been recorded to modify the current book values.

Deferred tax liabilities

CareFusion does not record deferred taxes on the unremitted earnings of subsidiaries outside of the United States, when it is expected that these earnings will be indefinitely reinvested. At this time, BD does not have sufficient information necessary to make any changes to this assertion. Therefore, there have been no adjustments reflected in the book value of deferred tax liabilities related to this assertion in the accompanying unaudited pro forma condensed combined financial statements. The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the BD Notes in connection with the exchange offers. In exchange for issuing the BD Notes and paying the cash consideration, we will receive the tendered CareFusion Notes. The CareFusion Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our cash, short-term debt and capitalization as of December 31, 2014 on:

•	an actual basis;

•	a pro forma basis giving effect to acquisition of CareFusion and the transactions related thereto; and

•	a pro forma as adjusted basis giving effect to the acquisition of CareFusion and the transactions related thereto and completion of the exchange offers, assuming all of the CareFusion Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding BD Notes.

You should read this table in conjunction with our consolidated financial statements and related notes, incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.

	As of December 31, 2014
	Actual	Pro Forma		Pro Forma As Adjusted
	(in millions, except par value and shares)
Cash, Equivalents, and Short Term Investments	$8,784 (1)	$1,812		$1,801

Short-term debt	$202	$1,706	(2)	$1,706 (2)

Long-term debt:
1.75% Notes due 2016	$499	$499		$499
4.90% Notes due 2018	202	202		202
5.00% Notes due 2019	497	497		497
3.25% Notes due 2020	697	697		697
3.125% Notes due 2021	1,004	1,004		1,004
7.00% Debentures due 2027	168	168		168
6.70% Debentures due 2028	167	167		167
6.00% Notes due 2039	246	246		246
5.00% Notes due 2040	296	296		296
Floating Rate Notes due 2016	749	749		749
1.80% Notes due 2017	1,245	1,245		1,245
2.675% Notes due 2019	1,243	1,243		1,243
3.734% Notes due 2024	1,739	1,739		1,739
4.685% Notes due 2044	1,190	1,190		1,190
1.450% Notes due 2017 offered hereby	—	—		300
6.375% Notes due 2019 offered hereby	—	—		700
3.300% Notes due 2023 offered hereby	—	—		300
3.875% Notes due 2024 offered hereby	—	—		400
4.875% Notes due 2044 offered hereby	—	—		300
Other long-term debt	—	2,133	(3)	8

Total long-term debt	$9,940	$12,073		$11,948

Shareholders’ equity:
Common stock, $1 par value; 640,000,000 authorized shares; 192,938,801 shares issued and outstanding, actual; 208,885,453 shares issued and outstanding, as adjusted and pro forma as adjusted	$333	$349		$349
Common stock in treasury, at cost (139,723,359)	(8,623)	(8,623)		(8,623)
Capital in excess of par value	2,254	4,784		4,784
Retained earnings	12,224	11,968		11,957
Deferred compensation	20	20		20
Accumulated other comprehensive loss	(1,139)	(1,139)		(1,139)

Total shareholders’ equity	5,068	7,358		7,348

Total capitalization	$15,210	$21,137		$21,002

*	Amounts may not add due to rounding
(1)	Represents the aggregate of $8,540 million cash and equivalents and $244 short term investments, as of December 31, 2014.
(2)	Pro forma as adjusted represents $202 million of BD short-term debt and $4 million of CareFusion short-term debt as of December 31, 2014 as well as borrowings of $1,000 million under our term loan credit facility and $500 million under our commercial paper program to finance part of the consideration for the acquisition of CareFusion.
(3)	Pro forma as adjusted represents $1,988 million of long-term indebtedness of CareFusion as of December 31, 2014, plus the fair value step-up of $145 million using the acquisition method of accounting in accordance with FASB ASC Topic 805.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

BD is conducting the exchange offers to simplify its capital structure, to give existing holders of CareFusion Notes the option to obtain securities issued by the BD parent entity and to centralize its reporting obligations under the combined company’s various debt instruments. BD is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the CareFusion Indentures, as well as to eliminate cross-default under CareFusion’s other indebtedness as an event of default and to permit the public filings of BD to satisfy the reporting obligations under the CareFusion Indentures. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding CareFusion Notes the following BD Notes:

Aggregate Principal Amount	Series of Notes Issued by CareFusion to be Exchanged	Series of Notes to be Issued by BD	Semi-Annual Interest Payment Dates for Both CareFusion and BD Notes
$300,000,000	1.450% Senior Notes due May 15, 2017	1.450% Notes due May 15, 2017	May 15 and November 15
$700,000,000	6.375% Senior Notes due August 1, 2019	6.375% Notes due August 1, 2019	February 1 and August 1
$300,000,000	3.300% Senior Notes due March 1, 2023	3.300% Notes due March 1, 2023	March 1 and September 1
$400,000,000	3.875% Senior Notes due May 15, 2024	3.875% Notes due May 15, 2024	May 15 and November 15
$300,000,000	4.875% Senior Notes due May 15, 2044	4.875% Notes due May 15, 2044	May 15 and November 15

Specifically, (i) in exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of CareFusion Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium.

The BD Notes will be issued only in denominations of $1,000 and whole multiples of $1,000. See “Description of New BD Notes—General.” If BD would be required to issue a BD Note in a denomination other than $1,000 or a whole multiple of $1,000, BD will, in lieu of such issuance:

•	issue a BD Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the BD Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the BD Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will BD be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The interest rate, interest payment dates, redemption terms and maturity of each series of BD Notes to be issued by BD in the exchange offers will be the same as those of the corresponding series of CareFusion Notes to be exchanged. The BD Notes received in exchange for the tendered CareFusion Notes will accrue interest from (and including) the most recent date to which interest has been paid on those CareFusion Notes; provided, that interest will only accrue with respect to the aggregate principal amount of BD Notes you receive, which may be less than the principal amount of CareFusion Notes you tendered for exchange. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on CareFusion Notes you exchange at the time of the exchange.

Each series of BD Notes is a new series of debt securities that will be issued under our Indenture, dated as of March 1, 1997 (the “BD Indenture”), between The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. The terms of the BD Notes will include those expressly set forth in such notes and the BD Indenture and those made part of the BD Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of CareFusion Notes to effect a number of amendments to the applicable CareFusion Indentures under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to the relevant CareFusion Indenture without tendering your CareFusion Notes in the appropriate exchange offer and you may not tender your CareFusion Notes for exchange without consenting to the applicable proposed amendments.

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of CareFusion Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”

If the Requisite Consents are received and accepted, then CareFusion and the trustee under the CareFusion Indentures will execute a supplemental indenture setting forth the proposed amendments. Under the terms of this supplemental indenture, the proposed amendments will become effective on the Settlement Date. Each non-consenting holder of a series of CareFusion Notes will be bound by the applicable supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or waiver of the following conditions: (a) the receipt of the Requisite Consents described above under “—Terms of the Exchange Offers and Consent Solicitations,” (b) the valid tender (without valid withdrawal)

of a majority in aggregate principal amount of the CareFusion Notes of each series held by persons other than CareFusion or any person directly or indirectly controlling or controlled or under direct or indirect common control with CareFusion as of the Expiration Date, as it may be extended at BD’s discretion and (c) the following statements are true:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of CareFusion Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offers, the exchange of CareFusion Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of CareFusion Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of BD and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to BD of the exchange offers, the exchange of CareFusion Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of CareFusion Notes in deciding whether to accept the exchange offers and give their consents;

(2) None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3) The trustee under the CareFusion Indentures has executed and delivered supplemental indentures relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of CareFusion Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the CareFusion Notes under an exchange offer or the consent solicitations.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the CareFusion Notes to challenge such determination in a court of competent jurisdiction.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers shall be the time immediately following 11:59 p.m., New York City time, on April 22, 2015, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of CareFusion Notes to:

(1) delay accepting any CareFusion Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any CareFusion Notes; and

(2) amend, modify or waive in part or whole, at any time, or from time to time, the terms of the exchange offers and consent solicitations in any respect, including waiver of any conditions to consummation of the exchange offers and consent solicitations.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of CareFusion Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the CareFusion Notes.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the CareFusion Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the CareFusion Notes of such amendment, and will extend the relevant exchange offers and consent solicitations as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the CareFusion Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Effect of Tender

Any tender of a CareFusion Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and BD and a consent to the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer and the letter of transmittal and consent. The acceptance of the exchange offers by a tendering holder of CareFusion Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered CareFusion Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to the CareFusion Indentures have been adopted, the amendments will apply to all CareFusion Notes that are not acquired in the exchange offers, even though the holders of those CareFusion Notes did not consent to the proposed amendments. Thereafter, all such CareFusion Notes will be governed by the relevant CareFusion Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the CareFusion Indentures or those applicable to the BD Notes. In particular, holders of the CareFusion Notes under the amended CareFusion Indentures will no longer receive annual, quarterly and other reports from CareFusion, and will no longer be entitled to the benefits of various covenants, one event of default provision and other provisions. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the CareFusion Indentures will afford reduced protection to remaining holders of CareFusion Notes.”

Absence of Dissenters’ Rights

Holders of the CareFusion Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the CareFusion Indentures and the CareFusion Notes, or under the terms of the CareFusion Indentures in connection with the exchange offers and consent solicitations.

Acceptance of CareFusion Notes for Exchange; BD Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offers are satisfied or waived, we will issue new BD Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for CareFusion Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered CareFusion Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the appropriate CareFusion Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of BD Notes and payment of the cash consideration in connection with the exchange of CareFusion Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the CareFusion Notes for the purpose of receiving consents and CareFusion Notes from, and transmitting BD Notes and the cash consideration to, such holders. If any tendered CareFusion Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if CareFusion Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn CareFusion Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

Procedures for Consenting and Tendering

If you hold CareFusion Notes and wish to have those notes exchanged for BD Notes and the cash consideration, you must validly tender (or cause the valid tender of) your CareFusion Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of CareFusion Notes will constitute an automatic consent to the proposed amendments to the relevant CareFusion Indenture.

The procedures by which you may tender or cause to be tendered CareFusion Notes will depend upon the manner in which you hold the CareFusion Notes, as described below.

CareFusion Notes Held with DTC

Pursuant to authority granted by The Depository Trust Company (“DTC”), if you are a DTC participant that has CareFusion Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your CareFusion Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with CareFusion Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the CareFusion Notes at DTC for purposes of the exchange offers.

Tender of CareFusion Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof.

Any DTC participant may tender CareFusion Notes and thereby deliver a consent to the proposed amendments to the appropriate CareFusion Indenture by effecting a book-entry transfer of the CareFusion Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering CareFusion Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that BD and CareFusion may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the exchange offers.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

CareFusion Notes Held Through a Nominee

Currently, all of the CareFusion Notes are held in book-entry form and can only be tendered by following the procedures described below under “—CareFusion Notes Held with DTC.” However, if you are a beneficial owner of CareFusion Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender CareFusion Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the CareFusion Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of BD Notes and the payment of the cash consideration, in exchange for CareFusion Notes tendered by a letter of transmittal and consent in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of CareFusion Notes:

•	irrevocably sells, assigns and transfers to or upon the order of BD all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the CareFusion Notes tendered thereby;

•	waives any and all rights with respect to the CareFusion Notes (including any existing or past defaults and their consequences in respect of the CareFusion Notes);

•	releases and discharges BD, CareFusion and the trustee under the CareFusion Indentures from any and all claims such holder may have, now or in the future, arising out of or related to the CareFusion Notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the CareFusion Notes (other than as expressly provided in this document and in the letter of transmittal and consent) or to participate in any redemption or defeasance of the CareFusion Notes;

•	represents and warrants that the CareFusion Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” with respect to the series of CareFusion Notes tendered; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered CareFusion Notes (with full knowledge that the exchange agent also acts as the agent of BD), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the CareFusion Notes tendered to be assigned, transferred and exchanged in the exchange offers.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your CareFusion Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the CareFusion Notes and the portion entitled “Special Issuance and Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal and consent has not been completed; or

•	the CareFusion Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of CareFusion Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of CareFusion Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Expiration Date of the particular consent solicitation, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered CareFusion Notes prior to the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the appropriate CareFusion Indenture.

Beneficial owners desiring to withdraw CareFusion Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their CareFusion Notes. In order to withdraw CareFusion Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the CareFusion Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of CareFusion Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of CareFusion Notes may not be rescinded and any CareFusion Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn CareFusion Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of CareFusion Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any CareFusion Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of BD, CareFusion, the exchange agent, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of CareFusion Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. CareFusion Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such CareFusion Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We may also in the future seek to acquire untendered CareFusion Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of CareFusion Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the CareFusion Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of CareFusion Notes pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of CareFusion Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http://www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 28%). Certain holders (including, among others, all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign persons, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent. If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made with respect to CareFusion Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 for additional information.

If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payee). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of BD and CareFusion reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of transmittal and consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of CareFusion Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any CareFusion Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Managers

We have retained Goldman, Sachs & Co. and J.P. Morgan Securities LLC to act as dealer managers in connection with the exchange offers and consent solicitations and will pay the dealer managers a customary fee as compensation for their services. We will also reimburse the dealer managers for certain expenses. The obligations of the dealer managers to perform this function are subject to certain conditions. We have agreed to indemnify the dealer managers against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.

The dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer managers and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the CareFusion Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and the information agent, as well as by officers and other employees of BD and its affiliates.

Tendering holders of CareFusion Notes will not be required to pay any fee or commission to the dealer managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE BD NOTES AND THE CAREFUSION NOTES

The following are summary comparisons of the material terms of the BD Notes compared to the CareFusion Notes.

Description of the Differences Between the BD Notes and the CareFusion Notes

The following is a summary comparison of the material terms of the BD Notes and the CareFusion Notes that differ. The BD Notes issued in the applicable exchange offers will be governed by the BD Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the BD Indenture and the CareFusion Indentures. Copies of those indentures are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

The CareFusion Notes represent, as of the date of this prospectus, the only debt securities issued under the CareFusion Indentures.

BD, the issuer of the BD Notes, is referred to as the “Company” below. Other terms used in the comparison of the BD Notes and the CareFusion Notes below and not otherwise defined in this prospectus have the meanings given to those terms in the BD Indenture or the CareFusion Indentures, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The description of the CareFusion Notes reflects the CareFusion Notes as currently constituted and does not reflect any changes to the covenants and other terms of the CareFusion Notes or the CareFusion Indentures that may be effected following the consent solicitations as described under “The Proposed Amendments.”

	CareFusion Notes	New BD Notes
Limitation on Liens	Section 3.9 of the CareFusion Base Indenture	Section 4.04

So long as any of the Securities remain Outstanding, CareFusion will not, and it will not permit any Consolidated Subsidiary to, create or assume, any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (“liens”) of or upon Principal Property of CareFusion or any Consolidated Subsidiary, whether now owned or hereafter acquired, or any shares of stock or debt of any Consolidated Subsidiary, without equally and ratably securing the Securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction will not apply to:

(a) liens existing on the date of this Indenture;

The Company will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary, whether such Principal Property, stock or Debt is now owned or shall hereafter be acquired, without effectively providing that the Securities (together with, if the Company shall so determine, any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Securities) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all

CareFusion Notes	New BD Notes

(b) liens on assets of any Person existing at the time it becomes a Consolidated Subsidiary; provided that such lien was not created in contemplation of such Person becoming a Consolidated Subsidiary;

(c) liens on assets existing at the time CareFusion or a Consolidated Subsidiary acquires such assets, or to secure the payment of the purchase price for such assets, or to secure Indebtedness incurred or guaranteed by CareFusion or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets (incurred or guaranteed prior to or within 180 days after such acquisition) or, in the case of real property, construction or improvements thereon; provided that the lien shall not apply to any assets theretofore owned by CareFusion or a Consolidated Subsidiary other than in the case of any such construction or improvements, any real property on which the construction or improvements is located;

(d) liens securing Indebtedness owed by any Consolidated Subsidiary to CareFusion or to another Consolidated Subsidiary;

(e) liens on any assets of CareFusion or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain partial, progress, advance or other payments pursuant to any contract, statute, treaty or regulation;

(f) liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of the business of CareFusion or the ownership of the assets of CareFusion which were not incurred in connection such secured Debt (other than that permitted below) plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than those sale and leaseback transactions permitted by subsections (a), (c) and (d) of Section 4.05) would not exceed 10% of the Consolidated Net Tangible Assets of the Company; provided, however, that this Section shall not apply to, and there shall be excluded from secured Debt in any computation under this Section, Debt secured by:

(a) Mortgages existing at the date hereof on any property owned or leased by the Company or any Restricted Subsidiary at that date securing Debt outstanding on that date;

(b) Mortgages on any property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or Mortgages on Principal Properties acquired or constructed after the date of this Indenture to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred or for which a firm commitment is obtained prior to, at the time of, or within 120 days after, the acquisition of such property or the completion of any such construction for the purpose of financing all or any part of the purchase price or construction cost thereof;

(c) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(d) Mortgages in favor of the United States of America, any State thereof or the Commonwealth of Puerto Rico, any political subdivision thereof orany agency, department or other instrumentality thereof, to secure

CareFusion Notes	New BD Notes

with the borrowings of money and which do not, in the opinion of CareFusion, materially impair the use of such assets in the operation of the business of CareFusion or the value of such assets for its purposes; or

(g) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of CareFusion or its Consolidated Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operations of the business of CareFusion or its Consolidated Subsidiaries;

(h) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business of CareFusion or any of its Consolidated Subsidiaries which do not materially interfere with the ordinary conduct of the business of CareFusion or any of its Consolidated Subsidiaries;

(i) liens in favor of CareFusion; and

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (i), inclusive.

Notwithstanding the restrictions set forth in the preceding paragraph, CareFusion or any Consolidated Subsidiary may create or assume any Indebtedness for borrowed money which is secured by a lien without equally and ratably securing the Securities; provided that at the time of such creation or assumption, and immediately after giving effect thereto, progress, advance or other payments pursuant to any contract or provision of any statute;

(e) Mortgages in favor of the Company or any Restricted Subsidiary;

(f) Mortgages in connection with the issuance of tax-exempt industrial development bonds under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or as hereafter amended, to finance all or any part of the purchase price of or the cost of constructing or improving property; provided that any such Mortgage shall be limited to such property acquired or constructed or such improvement and to theretofore substantially unimproved real property on which such construction or improvement is located; and provided, further that the Company and Restricted Subsidiaries may further secure all or any part of such purchase price or the cost of construction or the improvement by an interest on additional property of the Company and Restricted Subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

(g) Mortgages under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the repayment of Debt), or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or liens imposed by law, such as laborers’ or others employees’, carriers’, warehousemen’s, mechanics’,

CareFusion Notes	New BD Notes
the Exempted Debt then outstanding at such time does not exceed the greater of (x) $500 million or (y) 15% of Consolidated Net Worth.

materialmen’s and vendors’ liens and liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or liens for property taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries; and

(h) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (g), inclusive; provided that (i) such extension, renewal or replacement Mortgage shall be limited to all or part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Mortgage at the time of such extension, renewal or replacement is not increased.

	CareFusion Notes	New BD Notes
Sale/Leaseback Transactions	Section 3.10 of the CareFusion Base Indenture	Section 4.05

So long as any of the Securities remain Outstanding, CareFusion will not, nor will it permit any Consolidated Subsidiary to, enter into any sale and lease-back transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years, unless (a) CareFusion or such Consolidated Subsidiary would be entitled to incur Indebtedness for borrowed money secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the Securities; (b) the proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such assets (as determined by the Board of Directors of CareFusion) and the proceeds are applied within 90 days of the date of such transaction to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision) of any Indebtedness; (c) such transaction was entered into prior to the date of this Indenture; (d) such transaction was for the sale and leasing back to CareFusion by any one of its Consolidated Subsidiaries or between Consolidated Subsidiaries; or (e) such transaction occurs within six months from the date of acquisition of the subject Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later.

This limitation, however, will not apply if at the time CareFusion or any Consolidated Subsidiary enters into such sale and lease-back transaction, and immediately after giving effect

The Company will not itself, and it will not permit any Restricted Subsidiary to, enter into any arrangement with any Person (not including the Company or any Restricted Subsidiary) or to which any such Person is a party, providing for the leasing by the Company or any such Restricted Subsidiary for a period, including renewals, of three years or more of any Principal Property which has been or is to be sold or transferred, more than 120 days after the acquisition, completion of construction or commencement of full operation thereof, by the Company or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless:

(a) the commitment to enter into such sale and leaseback transaction was entered into within the aforesaid 120 day period, or

(b) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage pursuant to Section 4.04 on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Securities, or

(c) the Company, within 120 days after the sale or transfer shall have been made by the Company or by any such Restricted Subsidiary, applies an amount (the “Designated Amount”) equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement and (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as

CareFusion Notes	New BD Notes
thereto, the Exempted Debt then outstanding at such time does not exceed the greater of (x) $500 million or (y) 15% of Consolidated Net Worth.

determined by the Board of Directors of the Company), to the retirement of Funded Debt of the Company, provided that the amount required to be applied to the retirement of Funded Debt of the Company shall be reduced by (i) the principal amount of any Securities delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (ii) the principal amount of Funded Debt, other than Securities, voluntarily retired by the Company within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this clause (c) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

(d) the Company or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the date of the sale or transfer in respect of such sale and leaseback transaction, has expended or reasonably expects to expend within such period any monies to acquire or construct any Principal Property or Properties (and such amounts expended or to be expended have not been applied to other sale and leaseback transactions pursuant to this subsection (d)), in which case the Company or any Restricted Subsidiary shall be entitled to enter into such sale and leaseback transaction to the extent that the Designated Amount in respect thereof is less than such monies expended or to be expended, provided that if such designated Amount exceeds such monies expended or to be expended, the Company shall be entitled to enter into such sale and leaseback transaction if (i) the Attributable Debt applicable to the proportion of the Designated Amount represented by such excess can be incurred under subsection (b) above, or (ii) such excess is applied as set forth in

	CareFusion Notes	New BD Notes
subsection (c) above, or (iii) any combination of clauses (i) and (ii) above is elected by the Company or any Restricted Subsidiary in respect of such excess, and provided further that if such monies expended or to be expended exceed the Designated Amount in respect of such sale and leaseback transaction, such excess may be applied as provided in this subsection (d) to any other sale and leaseback transaction occurring within such period.

Waiver of Certain Covenants	N/A	Section 4.07

	There is no comparable provision under the CareFusion Indentures.	The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 4.04 (liens) and 4.05 (sale/leaseback transactions) with respect to the Securities of any series if before the time for such compliance the Holders of a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

	CareFusion Notes	New BD Notes
Change of Control	Section 1.1 in First Supplemental Indenture	Section 1.01

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CareFusion and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to CareFusion or one of its Subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CareFusion or any direct or indirect parent company holding directly or indirectly 100% of the total voting power of the Voting Stock of CareFusion. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i)(A) CareFusion becomes a wholly owned Subsidiary of a holding company; and(B) the holders of the Voting Stock of such holding company immediately following

The BD Indenture, solely with respect to the BD Notes:

“Change of Control” means the occurrence of any one of the following:

•  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of BD and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to BD or one of its subsidiaries;

•  the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BD, measured by voting power rather than number of shares;

•  BD consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BD, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of BD or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of BD outstanding immediately prior to such transaction constitute, or are converted into or exchanged

CareFusion Notes	New BD Notes

that transaction are substantially the same as the holders of the Voting Stock of CareFusion immediately prior to that transaction; and (ii) pursuant to a transaction in which shares of CareFusion’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (iii) the “person” referenced in clause (1) or (2) of the preceding sentence previously acquired assets of CareFusion and its Subsidiaries or became the beneficial owner of CareFusion’s Voting Stock, in either case so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by the holders of the Notes).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

Section 4.1 in First Supplemental Indenture

(a) Upon the occurrence of a Change of Control Repurchase Event, unless all Notes have been called for redemption pursuant to Section 3.2 hereof, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”).

for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or

•  the adoption of a plan relating to the liquidation or dissolution of BD. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) BD becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of BD’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the two Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by BD of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless the two Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by the two Rating Agencies during that Trigger Period.

CareFusion Notes	New BD Notes

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by BD in accordance with the definition of “Rating Agency.”

Upon the occurrence of a Change of Control Triggering Event, unless the BD Notes have been earlier redeemed, each holder of outstanding BD Notes shall have the right to require the BD to purchase all or a portion of that holder’s BD Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of BD Notes on the relevant record date to receive interest due on the relevant interest payment date.

CareFusion Notes	New BD Notes
Section 1.1 in Second Supplemental Indenture and Third Supplemental Indenture

“Below Investment Grade Rating Event” means the rating of such Notes is lowered below Investment Grade by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event under the Indenture) if the Rating Agency or Rating Agencies ceasing to rate such Notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

CareFusion Notes	New BD Notes
“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CareFusion and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to CareFusion or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CareFusion or any direct or indirect parent company holding directly or indirectly 100% of the total voting power of the Voting Stock of CareFusion; (3) CareFusion consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act), or any “person” (as that term is used in Section 13(d) of the Exchange Act) consolidates with, or merges with or into, CareFusion, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CareFusion or such other “person” (as that term is used in Section 13(d) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of CareFusion outstanding immediately prior to such transaction constitute, or are

CareFusion Notes	New BD Notes

converted into or exchanged for, a majority of the Voting Stock of the surviving “person” (as that term is used in Section 13(d) of the Exchange Act) immediately after giving effect to such transaction; or (4) the first day on which a majority of the members of CareFusion’s board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i)(A) CareFusion becomes a wholly owned Subsidiary of a holding company; and (B) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of CareFusion immediately prior to that transaction; and (ii) pursuant to a transaction in which shares of CareFusion’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (iii) the “person” referenced in clause (1) or (2) of the preceding sentence previously acquired assets of CareFusion and its Subsidiaries or became the beneficial owner of CareFusion’s Voting Stock, in either case so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by the holders of the Notes).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

	CareFusion Notes	New BD Notes
Optional Redemption	Section 3.2 of the First Supplemental Indenture	See “Description of New BD Notes — Optional Redemption.”

Each of the 2012 Notes, the 2014 Notes and the 2019 Notes is redeemable, in whole or, from time to time, in part, at the option of the

Issuer at any time, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the applicable Securities to be redeemed; or

(b) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a

360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 45 basis points in the case of the 2012 Notes, 45 basis points in the case of the 2014 Notes and 50 basis points in the case of the 2019 Notes;

plus, in each case, accrued and unpaid interest on the principal amount of the applicable the Securities being redeemed to the date of redemption. Notwithstanding the foregoing, interest that is due on the date fixed for redemption shall be payable to the holders of the Securities registered as such on the relevant record date.

Section 3.1 of the Second Supplemental Indenture:

Prior to December 1, 2022 (three months prior to the maturity date), the Securities are redeemable, in whole or, from time to time, in part, at the option of CareFusion at any time, at a redemption price (the “Redemption Price”) equal to the greater of:

(a) 100% of the principal amount of the Securities to be redeemed; or

CareFusion Notes	New BD Notes

(b) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the principal amount of the Securities being redeemed to the date of redemption.

At any time on or after December 1, 2022 (three months prior to their maturity date), the Securities are redeemable, in whole or in part at any time and from time to time, at the option of CareFusion at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest on the amount being redeemed to the date of redemption.

Notwithstanding the foregoing, interest that is due on the date fixed for redemption shall be payable to the holders of the Securities registered as such on the relevant record date.

Section 3.1 of the Third Supplemental Indenture:

Prior to May 15, 2017, in the case of the 2017 Notes (their maturity date), February 15, 2024, in the case of the 2024 Notes (three months prior to the maturity date) and November 15, 2043, in the case of the 2044 Notes (six months prior to the maturity date), the Securities are redeemable, in whole or, from time to time, in part, at the option of CareFusion at any time, at a redemption price (the “Redemption Price”) equal to the greater of:

(a) 100% of the principal amount of the Securities to be redeemed; or

CareFusion Notes	New BD Notes

(b) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury

Rate, plus 10 basis points in the case of the 2017 Notes, 25 basis points in the case of the 2024 Notes and 25 basis points in the case of the 2044 Notes;

plus, in each case, accrued and unpaid interest on the principal amount of the Securities being redeemed to the date of redemption.

At any time on or after February 15, 2024, in the case of the 2024 Notes (three months prior to their maturity date) and November 15, 2043, in the case of the 2044 Notes (six months prior to the maturity date), the 2024 Notes and the 2044 Notes are redeemable, in whole or in part at any time and from time to time, at the option of CareFusion at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest on the amount being redeemed to the date of redemption. Notwithstanding the foregoing, interest that is due on the date fixed for redemption shall be payable to the holders of the Securities registered as such on the relevant record date.

	CareFusion Notes	New BD Notes
Events of Default	Section 4.1(c) of the CareFusion Base Indenture	Section 6.01(d)

	(c) failure on the part of CareFusion duly to observe or perform any other of the covenants or agreements of CareFusion in respect of the Securities of such series (other than a covenant or warranty in respect of the Securities of such series a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) for a period of 90 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that CareFusion remedy the same, has been given by registered or certified mail, return receipt requested, to CareFusion by the Trustee, or to CareFusion and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of each series affected thereby.	(d) Any failure to perform or observe any other of the covenants, conditions or agreements on the part of the Company to be performed or observed pursuant to this Indenture or in the Securities of such series (other than a covenant, condition or agreement a Default in whose performance or whose breach is elsewhere in this Section 6.01 specifically dealt with), and such failure shall continue for a period of 60 days after written notice by registered or certified mail specifying the failure and that the same is a Default and requiring the Company to remedy such failure shall have been given to the Company from the Trustee or to the Company and to the Trustee from the Holders of not less than 25% of the principal amount of the Securities of such series then outstanding.

	Section 4.1(d) of the CareFusion Base Indenture	Section 6.01

	(d) there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CareFusion or any of its Consolidated Subsidiaries (or the payment of which is guaranteed by any of CareFusion’s Consolidated Subsidiaries), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any such other indebtedness under which there has been a payment default after stated	There is no comparable provision under the BD Indenture.

	CareFusion Notes	New BD Notes
maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more.

Consolidation, Merger, Sale or Conveyance	Section 8.1 of the CareFusion Base Indenture	Section 5.01

CareFusion shall not merge or consolidate with any other corporation or sell, lease or convey all or substantially all of its assets to any Person, unless (i) either CareFusion shall be the continuing corporation, or the successor corporation or the Person that acquires by sale, lease or conveyance substantially all the assets of CareFusion (if other than CareFusion) shall be a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed or observed by CareFusion, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such entity, and (ii) CareFusion or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.

The Company shall not consolidate or merge with any other Person or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all its properties and assets as an entirety in one transaction or a series of transactions to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to the Company, unless;

(a) either (i) the Company shall be the surviving Person or such (ii) Person shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company’s obligations under the Securities and under this Indenture;

(b) immediately before and after such transaction or each element of such series, no Default or Event of Default shall have occurred and be continuing;

(c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be

CareFusion Notes	New BD Notes

permitted by this Indenture, the Company or such successor corporation or Person, as the case may be, takes such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(d) giving effect to such transaction will not cause an event of default under any mortgage, bond, debenture, note or other instrument or obligation that the Company or any Subsidiary of the Company is a party to or bound by.

The Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate certifying to the foregoing effects, and an Opinion of Counsel stating that the proposed transaction and any such supplemental indenture comply with this Indenture.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of CareFusion Notes to (1) eliminate substantially all of the restrictive covenants in the CareFusion Indentures, (2) eliminate the cross-default under CareFusion’s indebtedness to be an event of default under the CareFusion Indentures and (3) permit BD’s filing of its periodic reports under the Exchange Act to satisfy the reporting covenant (except as required by the Trust Indenture Act). If the proposed amendments described below are adopted with respect to any series of CareFusion Notes, the amendments will apply to all CareFusion Notes of that series not acquired in the applicable exchange offer. Thereafter, all such CareFusion Notes will be governed by the relevant CareFusion Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the CareFusion Indentures or those applicable to the BD Notes. In particular, holders of the CareFusion Notes under the amended CareFusion Indentures will no longer receive annual, quarterly and other reports from CareFusion, and will no longer be entitled to the benefits of various covenants, one event of default provision and other provisions. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the CareFusion Indentures will afford reduced protection to remaining holders of CareFusion Notes.”

The descriptions below of the provisions of the CareFusion Indentures to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the CareFusion Indentures and the form of supplemental indenture to the CareFusion Indentures that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the CareFusion Indentures and related supplemental indentures for each series of CareFusion Notes, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding CareFusion Notes of such series affected by the supplemental indenture. Any CareFusion Notes held by CareFusion or any person directly or indirectly controlling or controlled or under direct or indirect common control with CareFusion are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of CareFusion Notes is:

Series of CareFusion Notes	Principal Amount Outstanding
1.450% Senior Notes due May 15, 2017	$300,000,000
6.375% Senior Notes due August 1, 2019	$700,000,000
3.300% Senior Notes due March 1, 2023	$300,000,000
3.875% Senior Notes due May 15, 2024	$400,000,000
4.875% Senior Notes due May 15, 2044	$300,000,000

Total	$2,000,000,000

The valid tender of a holder’s CareFusion Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents with respect to all series of CareFusion Notes under the applicable CareFusion Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the applicable CareFusion Indenture for that series of CareFusion Notes will be deleted (or modified as indicated).

•	Section 3.5 of the CareFusion Base Indenture—Certificate of the Issuer

•	Section 3.7 of the CareFusion Base Indenture—Reports by the Issuer (modified to permit BD’s public filings under the Exchange Act to satisfy this covenant)

•	Section 3.9 of the CareFusion Base Indenture—Limitation on Liens

•	Section 3.10 of the CareFusion Base Indenture—Limitation on Sale and Lease-Back

•	Section 4.1 of the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture—Change of Control

•	Section 8.1 of the CareFusion Base Indenture—Issuer May Consolidate, etc. on Certain Terms

In addition, clause (d) (cross-default of other indebtedness) of Section 4.1 (Events of Default) would be deleted.

Conforming Changes, etc. The proposed amendments would amend the CareFusion Indentures to make certain conforming or other changes to the CareFusion Indentures, including modification or deletion of certain definitions and cross-references.

By consenting to the proposed amendments to the applicable CareFusion Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).

Effectiveness of Proposed Amendments

Assuming we have received the Requisite Consents with respect to all series of CareFusion Notes prior to the Expiration Date, the proposed amendments to the applicable CareFusion Indenture will become effective on the Settlement Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NEW BD NOTES

You can find the definition of certain terms used in this description under the subheading entitled “—Certain Definitions.” Capitalized terms used in this description but not otherwise defined under “—Certain Definitions” have the meanings assigned to them in the BD Indenture. In this “Description of New BD Notes,” references to “Becton, Dickinson,” “BD,” “we,” “us” and “our” refer to Becton, Dickinson and Company, as issuer of the New Notes and not to any of the subsidiaries of Becton, Dickinson and Company.

The New 2017 Notes, New 2019 Notes, New 2023 Notes, New 2024 Notes and New 2044 Notes (collectively, the “New Notes”) will be issued by Becton, Dickinson under the indenture, dated as of March 1, 1997 (the “BD Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”), in connection with the exchange offers for the existing notes (the “Old Notes”) of CareFusion Corporation (“CareFusion”) described elsewhere in this prospectus (the “Exchange Offers”). The terms of the New Notes will include those stated in the BD Indenture and those made part of the BD Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

This description is a summary of the material provisions of the New Notes and the BD Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the applicable New Notes and the BD Indenture, copies of which are available as set forth in the section of the prospectus entitled “Where You Can Find More Information.”

General

The registered holder of a New Note will be treated as its owner for all purposes. Only registered holders will have rights under the BD Indenture. The New Notes will be issued in registered, book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

New 2017 Notes

•	Title of the notes: 1.450% Notes due May 15, 2017 (the “New 2017 Notes”)

•	Total principal amount being issued: up to $300,000,000

•	Maturity date: May 15, 2017

•	Interest rate: 1.450%

•	Date interest starts accruing: November 15, 2014

•	Interest payment dates: May 15 and November 15

•	First interest payment date: May 15, 2015

•	Regular record dates for interest: May 1 and November 1

•	Redemption: See “—Optional Redemption”

•	Listing: The New 2017 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2019 Notes

•	Title of the notes: 6.375% Notes due August 1, 2019 (the “New 2019 Notes”)

•	Total principal amount being issued: up to $700,000,000

•	Maturity date: August 1, 2019

•	Interest rate: 6.375%

•	Date interest starts accruing: February 1, 2015

•	Interest payment dates: February 1 and August 1

•	First interest payment date: August 1, 2015

•	Regular record dates for interest: January 15 and July 15

•	Redemption: See “—Optional Redemption”

•	Listing: The New 2019 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2023 Notes

•	Title of the notes: 3.300% Notes due March 1, 2023 (the “New 2023 Notes”)

•	Total principal amount being issued: up to $300,000,000

•	Maturity date: March 1, 2023

•	Interest rate: 3.300%

•	Date interest starts accruing: March 1, 2015

•	Interest payment dates: March 1 and September 1

•	First interest payment date: September 1, 2015

•	Regular record dates for interest: February 15 and August 15

•	Redemption: See “—Optional Redemption”

•	Listing: The New 2023 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2024 Notes

•	Title of the notes: 3.875% Notes due May 15, 2024 (the “New 2024 Notes”)

•	Total principal amount being issued: up to $400,000,000

•	Maturity date: May 1, 2024

•	Interest rate: 3.875%

•	Date interest starts accruing: November 15, 2014

•	Interest payment dates: May 15 and November 15

•	First interest payment date: May 15, 2015

•	Regular record dates for interest: May 1 and November 1

•	Redemption: See “—Optional Redemption”

•	Listing: The New 2024 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2044 Notes

•	Title of the notes: 4.875% Notes due May 15, 2044 (the “New 2044 Notes”)

•	Total principal amount being issued: up to $300,000,000

•	Maturity date: May 15, 2044

•	Interest rate: 4.875%

•	Date interest starts accruing: November 15, 2014

•	Interest payment dates: May 15 and November 15

•	First interest payment date: May 15, 2015

•	Regular record dates for interest: May 1 and November 1

•	Redemption: See “—Optional Redemption”

•	Listing: The New 2044 Notes will not be listed on any securities exchange or included in any automated quotation system.

Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months, payable to the person in whose name a New Note is registered at the close of business on the regular record date immediately preceding the applicable interest payment date, as indicated above for each series of New Notes. If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

Ranking

The New Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness. However, the New Notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries, including guarantees provided by our subsidiaries under their indebtedness, other than subsidiaries that may guarantee the BD Notes in the future. The New Notes will be structurally subordinated to the Old Notes not tendered in conjunction with the Exchange Offers.

As of December 31, 2014, after giving pro forma effect to our acquisition of CareFusion and the transactions related thereto and completion of the Exchange Offers, assuming all of the Old Notes are exchanged for New Notes prior to the Early Consent Date, our consolidated company would have had outstanding, on a consolidated basis, $13,654 million of total debt, $14 million of which would have constituted debt of the subsidiaries of our consolidated company.

Additional Notes

Each series of New Notes will be limited to the total principal amount of corresponding Old Notes delivered in the Exchange Offers on the settlement date thereof. We may, without notice to or consent of the holders or beneficial owners of the notes of any series, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes of any other series. Any such additional notes issued could be considered part of the same series of notes under the BD Indenture as the notes of any series offered hereby.

Optional Redemption

We may, at our option, redeem each series of New Notes, in whole or in part, at any time prior to the maturity date with respect to the New 2017 Notes and New 2019 Notes, prior to December 1, 2022 (three months prior to the maturity date) with respect to the New 2023 Notes, prior to February 15, 2024 (three months prior to the maturity date) with respect to the New 2024 Notes, and prior to November 15, 2043 (six months prior to the maturity date) with respect to the New 2044 Notes. If we choose to do so, we will deliver a notice of redemption to you not less than 30 days and not more than 60 days before this redemption occurs. The redemption price, as determined by us, will be equal to the greater of:

•	100% of the principal amount of the New Notes to be redeemed; and

•	as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 10 basis points in the case of the New 2017 Notes, 50 basis points in the case of the New 2019 Notes, and 25 basis points in the case of the New 2023 Notes, the New 2024 Notes and the New 2044 Notes;

plus, in each case, accrued and unpaid interest on the principal amount of the New Notes being redeemed to the date of redemption. The Quotation Agent shall be a Reference Treasury Dealer.

At any time on or after December 1, 2022 (three months prior to the maturity date) with respect to the New 2023 Notes, February 15, 2024 (three months prior to the maturity date) with respect to the New 2024 Notes, and November 15, 2043 (six months prior to the maturity date) with respect to the New 2044 Notes, we may redeem those series of New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes being redeemed, plus accrued and unpaid interest to the date of redemption on the principal balance of the New Notes being redeemed.

“Treasury Rate” means, for any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price, expressed as a percentage of its principal amount, for that redemption date. The yield of the Comparable Treasury Issue will be computed as of the second business day immediately preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by one of the investment banking firms named below that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the applicable remaining terms of the Notes being redeemed.

The investment banks we may use to select a Comparable Treasury Issue for this purpose are Goldman, Sachs & Co., J.P. Morgan Securities LLC, their successors and any two other nationally recognized investment banking firms that we will appoint from time to time that are primary dealers of U.S. government securities in New York City, each of whom we call a “Reference Treasury Dealer.” If any of the firms named in the preceding sentence ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm as a substitute.

“Comparable Treasury Price” means, for any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations; or if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all those quotations.

“Reference Treasury Dealer Quotation” means, with respect to any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by a Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding that redemption date. We shall seek Reference Treasury Dealer Quotations in respect of any redemption date from each of the then-existing Reference Treasury Dealers.

“Remaining Scheduled Payments” means, with respect to each New Note being redeemed, the remaining scheduled payments of principal and interest on that New Note that would be due after the related redemption date but for the redemption. If, however, the redemption date is not an interest payment date with respect to that New Note, the amount of the next succeeding scheduled interest payment on that New Note that would have been due will be deemed reduced by the amount of interest accrued on the New Note to the redemption date.

On and after the redemption date, the New Notes or any portion of the New Notes called for redemption will stop accruing interest. On or before any redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the accrued interest on the New Notes to be redeemed and their redemption price. If less than all of the New Notes are redeemed, those notes shall be redeemed in accordance with Depository Trust Company procedures.

Offer to Redeem Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” each holder of outstanding New Notes will have the right to require us to purchase all or a portion of that holder’s notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of New Notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Trustee at the address specified in the notice, or transfer their notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Trustee, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and that third party purchases all notes properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, BD will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of BD and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to BD or one of its subsidiaries;

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BD, measured by voting power rather than number of shares;

•	BD consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BD, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of BD or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of BD outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or

•	the adoption of a plan relating to the liquidation or dissolution of BD.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) BD becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of BD’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the two Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by BD of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless the two Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by the two Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by BD in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the notes publicly available for reasons outside of BD’s control, BD may appoint a replacement for that Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Certain Covenants

Restrictions on Secured Debt

If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the New Notes (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the New Notes) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries’ Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

•	mortgages existing on properties on the date of the BD Indenture,

•	mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages,

•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,

•	mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,

•	mortgages in favor of us or a Restricted Subsidiary,

•	mortgages in connection with the issuance of tax-exempt industrial development bonds,

•	mortgages under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and

•	subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

Restrictions on Sale and Leasebacks

We will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	the commitment to enter into the sale and leaseback transaction was obtained during that 120-day period;

•	we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under “— Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the New Notes;

•	within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of

(i)	the net proceeds of the sale of the Principal Property and

(ii)	the fair market value of the Principal Property; or

•	we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

Waiver of Certain Covenants

We may omit in any particular instance to comply with any term, provision or condition set forth in “—Restrictions on Secured Debt” and “—Restrictions on Sale and Leasebacks” above with respect to the New Notes of any series if before the time for such compliance the holders of a majority in principal amount of the outstanding New Notes of such series shall either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of BD and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

Reports

We will (a) file with the Trustee, within 15 days after we are required to file the same with the Securities and Exchange Commission (the “Commission”), copies of the annual reports and of the information, documents and other reports which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (or copies of such portions thereof as may be prescribed by the Commission by rules and regulations); or, if we are not required to file with the Commission information, documents or reports pursuant to either Section 13 or Section 15(d) of the Exchange Act, then we will file with the Trustee and will file with the Commission, in accordance with rules and regulations prescribed by the Commission, such of the supplementary and periodic information, documents and reports required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations; (b) file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by BD with the conditions and covenants provided for in the BD Indenture as may be required by such rules and regulations, including, in the case of annual reports, if required by such rules and regulations, certificates or opinions of independent public accountants, conforming to the requirements set forth in the BD Indenture, as to compliance with conditions or covenants, compliance with which is subject to verification by accountants; (c) mail, or cause the Trustee to mail, to the holders of the New Notes, as the names and addresses of such holders appear on the registry for the New Notes, such information, documents or reports required to be filed with the

Trustee pursuant to the provisions of paragraphs (a) and (b) of this paragraph as may be required by rules and regulations prescribed by the Commission; and (d) remain subject to the informational filing requirements of the Commission pursuant to the Exchange Act.

Consolidation, Merger and Sale of Assets

We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

•	we are the surviving person; or

•	the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the New Notes and under the BD Indenture; and

•	immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the BD Indenture and under the New Notes.

Events of Default

The following are “events of default” under the BD Indenture with respect to New Notes of any series:

•	default in the payment of interest on the New Notes when due, which continues for 30 days;

•	default in the payment of principal of the New Notes when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any other obligation contained in the BD Indenture, which default continues for 60 days after we receive written notice of it from the Trustee or from the holders of 25% in principal amount of the outstanding New Notes of that series; or

•	specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors.

An event of default for a particular series of New Notes will not necessarily constitute an event of default for other series of New Notes or for any other series of debt securities under the BD Indenture.

If an event of default for any series of New Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the New Notes of the series may require us to repay immediately the entire principal of the New Notes of that series.

At any time after a declaration of acceleration with respect to New Notes of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the New Notes of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

We are required to furnish to the Trustee annually an Officers’ Certificate as to our compliance with all conditions and covenants under the BD Indenture. We must notify the Trustee within five days of any default or event of default.

The BD Indenture provides that the Trustee will, within 60 days after the occurrence of a default with respect to the New Notes of any series, give to the holders of the New Notes notice of all defaults. In certain instances, the Trustee may withhold that notice if and so long as a responsible officer of the Trustee in good faith determines that withholding the notice is in the interest of the holders of the New Notes. By “default” we mean any event which is, or after notice or passage of time would be, an event of default.

The BD Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding New Notes, by notice to the Trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Subject to the further conditions contained in the BD Indenture, the holders of a majority in aggregate principal amount outstanding of the New Notes of any series may waive, on behalf of the holders of all New Notes of that series, any past default or event of default and its consequences except a default or event of default:

•	in the payment of the principal of, or interest on, the New Notes of that series; or

•	in respect of a covenant or provision of such indenture which cannot under the terms of the BD Indenture be amended or modified without the consent of the holder of each outstanding New Note that is adversely affected thereby.

Modification and Waiver

Under the BD Indenture we and the Trustee may enter into one or more supplemental indentures without the consent of the holders of New Notes in order to:

•	evidence the succession of another corporation to our company and the assumption of our covenants by that successor,

•	provide for a successor trustee with respect to the New Notes of all or any series,

•	establish the forms and terms of additional debt securities of any series,

•	provide for uncertificated or unregistered New Notes, or

•	cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the New Notes under the BD Indenture.

We and the Trustee may, with the consent of the holders of a majority in principal amount of the outstanding New Notes of each affected series, amend the BD Indenture and the New Notes of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the BD Indenture or modifying the rights of holders of New Notes under the BD Indenture. However, without the consent of each holder of New Notes affected, we may not amend or modify the BD Indenture to:

•	change the stated maturity date of any installment of principal of, or interest on, any New Note,

•	reduce the principal amount of, or the rate of interest on, any New Note,

•	adversely affect the rights of any New Note holder under any mandatory redemption or repurchase provision,

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,

•	change the place or currency of payment of principal of, or any premium or interest on, any New Note,

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any New Note,

•	reduce the percentage in principal amount of New Notes of any series, the consent of whose holders is required to modify or amend the BD Indenture or to waive compliance with certain provisions of the BD Indenture,

•	reduce the percentage in principal amount of New Notes of any series, the consent of whose holders is required to waive any past default,

•	waive a default in the payment of principal of, or interest on, any New Note,

•	change any of our obligations to maintain offices or agencies where the New Notes may be surrendered for payment, registration or transfer and where notices and demands may be served upon us, or

•	change any of the above provisions, except to increase any such percentage or to provide that certain other provisions of the BD Indenture cannot be modified or waived without the consent of each holder of any New Note affected.

Defeasance and Covenant Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under the BD Indenture. We may elect either:

•	to defease and be discharged from any and all obligations with respect to

•	New Notes of any series payable within one year, or

•	other New Notes of any series upon the conditions described below; or

•	to be released from our obligations with respect to covenants described under “—Certain Covenants” above and, if specified in the prospectus supplement, other covenants applicable to the New Notes of any series (“covenant defeasance”), upon (or, with respect to defeasance of New Notes payable later than one year from the date of defeasance, on the 91st day after) the deposit with the Trustee, in trust for that purpose, of money and/or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the New Notes.

As a condition to defeasance of any New Notes of any series payable later than one year from the time of defeasance, we must deliver to the Trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

We may exercise either defeasance option with respect to the New Notes of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the New Notes of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the New Notes of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the New Notes. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor Trustee under the BD Indenture and has been appointed as registrar and paying agent for the New Notes, subject to replacement by BD.

If an Event of Default occurs and is continuing under the BD Indenture, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The Trustee will become obligated to exercise any of its powers under BD Indenture at the request of any of the holders of New Notes under the BD Indenture only after those holders have offered the trustee indemnity satisfactory to it. In addition to acting as trustee under the indenture of the BD Notes, The Bank of New York Mellon Trust Company, N.A. has also acted as co-manager for previous BD notes offerings and also acts as lender in the ordinary course of business to BD and its affiliates.

The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with BD, its subsidiaries and affiliates in the ordinary course of business, subject to the TIA. If the Trustee becomes one of BD’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with BD. If, however, it acquires any conflicting interest at any time when there is a default in respect of securities issued under the BD Indenture, it must eliminate that conflict or resign under the BD Indenture.

Governing Law

The BD Indenture and the New Notes are governed by and construed in accordance with the laws of the State of New York.

Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the BD Indenture, in the New Notes, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer, director or employee, as such, of BD or of any successor, either directly or through BD or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability being expressly waived and released by the acceptance of the New Notes by the holders thereof and as part of the consideration for the issue of the New Notes.

Certain Definitions

“Attributable Debt” means, with respect to a lease which we or any Restricted Subsidiary is at any time liable as a lessee, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” with respect to any Person means the total amount of such Person and the Subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Funded Debt” means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets of the Company, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations and to the ownership and disposition of BD Notes acquired pursuant to the exchange offers. This discussion is limited to holders who hold CareFusion Notes and will hold BD Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire BD Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of CareFusion Notes or BD Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), holders holding CareFusion Notes or BD Notes in tax-deferred accounts, holders holding CareFusion Notes or BD Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that is (A) engaged in the conduct of a U.S. trade or business, (B) a nonresident alien individual who is present in the U.S. for 183 or more days during the relevant taxable year, or (C) a corporation which operates through a U.S. branch, (ii) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) and (iii) except as specifically set forth below, any applicable tax reporting requirements. Furthermore, CareFusion has taken the position for U.S. federal income tax purposes that the CareFusion Notes are not “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations and, therefore, the discussion below assumes that the CareFusion Notes are not subject to the special rules governing “contingent payment debt instruments.”

The discussion below is based on the Code, U.S. Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of BD Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of CareFusion Notes or BD Notes received upon the exchange of CareFusion Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of CareFusion Notes or BD Notes that is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds CareFusion Notes or BD Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning CareFusion Notes or BD Notes received upon the exchange of CareFusion Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such BD Notes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF BD NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

U.S. Holders

The Exchange Offers

Tender of CareFusion Notes. The exchange of CareFusion Notes for BD Notes pursuant to the exchange offers will constitute a disposition of such CareFusion Notes for U.S. federal income tax purposes if the exchange results in a “significant modification” of the CareFusion Notes. Under the Treasury Regulations, the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations that govern the determination of whether a modification is a significant modification provide that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Because the exchange offers will result in a change in obligor of the CareFusion Notes and none of the enumerated exceptions should apply, the modification should be treated as significant and thus a taxable exchange for U.S. federal income tax purposes.

Subject to the discussions below under “—Market Discount” and “—Early Participation Premium,” a U.S. Holder that exchanges CareFusion Notes for BD Notes pursuant to the exchange offers generally should recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the BD Notes received in respect of the CareFusion Notes (as discussed below under “—Issue Price”), reduced by an amount equal to the accrued interest on the CareFusion Notes at the time of the exchange (which amount will be includable in such U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included), and (ii) the U.S. Holder’s adjusted tax basis in the CareFusion Notes. A U.S. Holder’s adjusted tax basis in a CareFusion Note will generally equal the amount paid for the CareFusion Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the CareFusion Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the CareFusion Note.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the CareFusion Notes (see below under “—Market Discount”), any gain or loss recognized in respect of a CareFusion Note (or the applicable portion thereof) should be capital gain or loss, which would be long-term capital gain or loss if the U.S. Holder held the CareFusion Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally should have an initial tax basis in a BD Note received pursuant to the exchange offers equal to its issue price (as determined below) and generally should commence a new holding period with respect to the BD Note the day after the completion of the exchange.

Market Discount. The market discount provisions of the Code may apply to U.S. Holders of CareFusion Notes. In general, a CareFusion Note that is acquired by a U.S. Holder in the secondary market will be treated as acquired with market discount if the CareFusion Note’s principal amount exceeds the tax basis of the debt instrument in the U.S. Holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder with respect to a CareFusion Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the CareFusion Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Issue Price. The issue price of a BD Note will equal its fair market value on its issue date if the BD Note is considered to be “publicly traded” for U.S. federal income tax purposes. Although no assurances can be given in this regard, we believe that the BD Notes are likely to be considered “publicly traded” for these purposes and intend to take this position for all relevant reporting and other purposes. Accordingly, we believe that the issue price of the BD Notes will be their fair market value on their issue date. If the issue price of the BD Notes is not par, we will provide the issue price of the BD Notes to the trustee for the BD Notes within 90 days after the exchange. U.S. Holders may obtain that information from the trustee.

The rules regarding the determination of issue price are complex and highly detailed and each U.S. Holder should consult its tax advisor regarding the determination of the issue price of a BD Note.

Early Participation Premium. The U.S. federal income tax treatment of the receipt of the Early Participation Premium is unclear and we have not requested a ruling from the IRS with respect thereto. We intend to take the position that the Early Participation Premium is additional consideration for the tendered CareFusion Note, in which case the Early Participation Premium would be treated as part of the amount paid to such U.S. Holder in respect of such CareFusion Note, as provided above in “—Tender of Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium.

Treatment of the BD Notes

Stated Interest. Subject to the following sentence, interest payments on the BD Notes should generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on a BD Note that is attributable to accrued interest on the CareFusion Notes as of the time of the exchange and should instead treat such portion as a non-taxable return of principal (such amount is hereinafter referred to as the “BD Note Pre-Issuance Accrued Interest”).

Original Issue Discount. For purposes of determining the amount of original issue discount (“OID”) on the BD Notes, we intend to elect to treat the issue price of a BD Note as equal to the issue price determined in the manner described above, minus the BD Note Pre-Issuance Accrued Interest (the “OID Issue Price”). In addition, by participating in the exchange all U.S. Holders agree to compute OID in the same manner, and the discussion below assumes OID will be so computed. If the principal amount of any BD Note exceeds the OID Issue Price (as defined above) of the BD Note by more than a de minimis amount (which is generally 1/4 of one percent of the face amount multiplied by the number of complete years to maturity), the excess will constitute OID for U.S. federal income tax purposes. A U.S. Holder of BD Notes that is issued with OID will be required to include the OID as ordinary interest income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest before receiving the cash to which that interest income is attributable. As described above, because we intend to determine the issue price of the BD Notes by reference to the fair market value of the BD Notes on the applicable exchange date, we cannot know before the applicable exchange date whether the BD Notes will have OID.

Amortizable Bond Premium on BD Notes. If a U.S. Holder’s initial tax basis in a BD Note (after excluding the portion of such basis that is attributable to the BD Note Pre-Issuance Accrued Interest) is greater than the principal amount of the BD Note, the U.S. Holder will be considered to have acquired the BD Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the BD Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method.

Because the BD Notes may be redeemed prior to maturity (as described under “Description of New BD Notes—Optional Redemption”), in determining the yield and payment schedule of BD Notes acquired with amortizable bond premium, the BD Notes may be subject to certain presumptions that may eliminate, reduce or defer any amortization deductions otherwise allowable with respect to BD Notes acquired with amortizable bond premium. Such presumptions generally may apply unless, based on all the facts and circumstances as of the issue date, the likelihood that we will redeem the BD Notes prior to maturity is “remote” or “incidental.” We intend to take the position, and assume in this discussion, that the likelihood that we will exercise our option to redeem the BD Notes before maturity is remote. The bond premium rules are complex and U.S. Holders should consult their tax advisors regarding the application of these rules to the BD Notes.

Sale or Other Taxable Disposition of BD Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a BD Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition in respect of the BD Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income as described above to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the BD Note. A U.S. Holder’s adjusted tax basis in a BD Note will generally equal its initial tax basis in the BD Note, (x) increased by any OID that it previously included in income with respect to the BD Notes, and (y) decreased by any bond premium that it previously amortized with respect to the BD Note and any BD Note Pre-Issuance Accrued Interest that it received on the BD Note. Such gain or loss will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the BD Note exceeds one year. The deductibility of capital losses is subject to limitations.

Contingent Payment Debt Instrument Rules. We may become obligated to pay a U.S. Holder amounts in excess of the stated interest and principal payable on the BD Notes, as described under

“Description New BD Notes—Optional Redemption” and “Description of New BD Notes—Offer to Redeem Upon Change of Control Triggering Event.” The obligation to make such contingent payments may implicate the provisions of Treasury Regulations governing “contingent payment debt instruments.” If the BD Notes were treated as contingent payment debt instruments, a U.S. Holder generally would be required to treat any gain recognized on the sale or other disposition of a BD Note as interest income rather than as capital gain, and the timing and amount of income inclusions on the BD Notes may also be affected. Under applicable Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingency or contingencies, in the aggregate, are “remote” or “incidental” or in certain other circumstances. We intend to take the position, and assume in this discussion, that the BD Notes are not contingent payment debt instruments within the meaning of the applicable Treasury Regulations. Our position is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner that is required by the applicable Treasury Regulations. U.S. Holders should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the BD Notes.

Non-U.S. Holders

The Exchange Offers

Tender of CareFusion Notes. As discussed above under “U.S. Holders—The Exchange Offers—Tender of CareFusion Notes,” the exchange by a U.S. Holder of CareFusion Notes for BD Notes pursuant to the exchange offers should constitute a disposition of such CareFusion Notes for U.S. federal income tax purposes. Subject to the discussion below under “—Payments of Interest” and “—Early Participation Premium,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holders exchange of CareFusion Notes pursuant to the exchange offers and consent solicitation. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offers and consent solicitation.

Payments of Interest. Any amount received with respect to a CareFusion Note that is attributable to accrued but unpaid interest not previously included in income will generally not be subject to U.S. federal income or withholding tax provided that (i) such Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us through stock ownership for U.S. federal income tax purposes, and (C) is not a bank receiving certain types of interest, and (ii) we or our agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN (or a suitable substitute form)) establishing that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes and certain other certification requirements are satisfied.

A Non-U.S. Holder that cannot satisfy the foregoing requirements will generally be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate) on amounts received pursuant to the exchange offers attributable to accrued but unpaid interest.

Early Participation Premium. As discussed above under “U.S. Holders—The Exchange Offers—Early Participation Premium,” the U.S. federal income tax treatment of the Early Participation Premium is unclear. We intend to take the position that the Early Participation Premium is additional consideration for the tendered CareFusion Note, in which case the Early Participation Premium would be treated as part of the amount paid to such Non-U.S. Holder in respect of such CareFusion Note, as provided above under “—Tender of CareFusion Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee and thus may be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium, the availability of a refund of any U.S. withholding tax, and the provisions of any applicable income tax treaties which may provide different rules from those described above.

Treatment of the BD Notes

Payments of Interest. Payments of interests (including OID) on BD Notes received pursuant to the exchange offers will generally not be subject to U.S. federal income or withholding tax, subject to the conditions described above under “Non-U.S. Holders—The Exchange Offers—Payments of Interest.”

Sale or Other Taxable Disposition of BD Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a BD Note (except with respect to accrued and unpaid interest, which would be treated as described above under “—Payments of Interest”) will generally not be subject to U.S. federal income tax.

Holders Not Tendering in the Exchange Offers

In General

The U.S. federal income tax treatment of holders who do not tender their CareFusion Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such CareFusion Notes for U.S. federal income tax purposes to such non-tendering holders. In general, the modification of a debt instrument will result in a deemed exchange of an “old” debt instrument for a “new” debt instrument (upon which gain or loss may be realized) if such modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” It is therefore not clear whether the amendments to the covenants pursuant to the proposed amendments constitute alterations to “customary accounting or financial covenants.” In addition, it is not clear if the deletion of cross-default of other indebtedness from the Events of Default provision under the applicable CareFusion Indentures pursuant to the proposed amendments is “economically significant.” If adoption of the proposed amendments does not constitute a significant modification of the CareFusion Notes, then holders should not recognize gain or loss as a result of the adoption of the proposed amendments. Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the CareFusion Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take.

In light of the uncertainty of the applicable rules, non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated, the characterization of the “old” CareFusion Notes and “new” CareFusion Notes as “securities” for U.S. federal income tax purposes and the U.S. federal income tax consequences of continuing to hold CareFusion Notes after the adoption of the proposed amendments.

U.S. Holders

If the IRS successfully asserts that the adoption of the proposed amendments resulted in a deemed exchange of the “old” CareFusion Notes for “new” CareFusion Notes to non-tendering U.S. Holders, whether such deemed exchange would be taxable to a non-tendering U.S. Holder would depend upon, among other things, whether such exchange qualifies as a tax-free recapitalization for U.S. federal income tax purposes. Such qualification may not be clear depending on whether the CareFusion Notes constitute “securities” for U.S. federal income tax purposes. If a deemed exchange does not qualify as a tax-free recapitalization, non-tendering U.S. Holders would generally recognize taxable gain or loss (which loss may be subject to deferral under the “wash sale” provisions of the Code) on the deemed exchange. U.S. Holders should consult their tax advisors as to the possibility that any such deemed exchange could qualify as a recapitalization for U.S. federal income tax purposes and the amount and character of any gain or loss that would be recognized in the case of a taxable deemed exchange, including the possibility of the “new” CareFusion Notes being issued with OID.

Non-U.S. Holders

For Non-U.S. Holders who do not tender their CareFusion Notes, there should be no material U.S. federal income tax consequences if the adoption of the proposed amendments is not treated as resulting in a deemed exchange (which is the position that we intend to take, as noted above). Even if the adoption of the proposed amendments results in a deemed exchange, Non-U.S. Holders generally would not be subject to U.S. federal income tax on such deemed exchange except as described above under “Non-U.S. Holders—The Exchange Offers—Payments of Interest,” and any resulting OID on the “new” CareFusion Notes generally would be subject to U.S. federal income and withholding tax in the same manner as interest on the CareFusion Notes is currently subject to U.S. federal income and withholding tax.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on and, after December 31, 2016, gross proceeds from the disposition of BD Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, CareFusion Notes) held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which BD Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, CareFusion Notes) are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2016, gross proceeds from the disposition of BD Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, CareFusion Notes) held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the United States Department of the Treasury. Holders should consult their tax advisors regarding the possible implications of these rules in their particular situations.

VALIDITY OF NOTES

Jeffrey S. Sherman, Senior Vice President and General Counsel of Becton, Dickinson and Company has issued an opinion about certain New Jersey law matters in connection with the exchange offers. The validity of the notes offered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and will be passed upon for the dealer managers by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of BD appearing in Becton, Dickinson and Company’s Current Report on Form 8-K dated March 13, 2015, for the year ended September 30, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements and related financial statement schedule II as of June 30, 2014 and for the year ended June 30, 2014 of CareFusion starting on page 4 of Exhibit 99.1 to Becton, Dickinson and Company’s Current Report on Form 8-K dated December 4, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CareFusion at June 30, 2013 and for each of the two years in the period ended June 30, 2013 appearing in Becton, Dickinson and Company’s Current Report on Form 8-K dated December 4, 2014 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Becton, Dickinson and Company

OFFERS TO EXCHANGE

ALL OUTSTANDING NOTES OF CAREFUSION CORPORATION

AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURES

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Krystal Scrudato For Information or Confirmation by Telephone: (212) 493-6940	By Mail or Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Krystal Scrudato

Any questions or requests for assistance may be directed to the dealer managers at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers and the Consent Solicitations.

The Information Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Krystal Scrudato

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (866) 416-0576

Email: cfn@dfking.com

The Dealer Managers for the Exchange Offers and the Consent Solicitations are:

Goldman, Sachs & Co. 200 West Street New York, New York 10282-2198 Attention: Liability Management Group Toll-Free: (800) 828-3182 Collect: (212) 357-0215	J.P. Morgan Securities LLC 383 Madison Avenue New York. New York 10179 Attention: Liability Management Group Collect: (212) 834-4811 Toll-Free: (866) 834-4666

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 3-5 of Title 14A of the New Jersey Business Corporation Act, as amended, which we refer to as the NJBCA, stipulates that, unless limited by its certificate of incorporation, bylaws, a resolution of its board of directors or of its shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in a proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled, a New Jersey corporation has the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding, including any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the corporation, no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court or the court in which such proceeding was brought determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper. Unless otherwise provided in the corporation’s organizational documents, the determination that the corporate agent is eligible for indemnification pursuant to the NJBCA shall be made: (1) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; (2) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (3) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions: (1) were in breach of his duty of loyalty to the corporation or its shareholders; (2) were not in good faith or involved a knowing violation of law; or (3) resulted in receipt by the corporate agent of an improper personal benefit.

The BD restated certificate of incorporation provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors, no director will be personally liable to BD or its shareholders for damages for breach of any duty owed to BD or its shareholders.

The BD bylaws provide that, to the full extent that applicable law permits the limitation or elimination of the liability of any corporate agent, BD will indemnify any corporate agent involved in any proceeding by reason of the fact that he is, or was, a corporate agent of BD. The reasonable expenses incurred by a director or officer in defending or investigating a proceeding will be paid by BD in advance of the final disposition of such proceeding upon receipt of an undertaking (reasonably satisfactory to BD) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by BD.

Any indemnification under BD’s bylaws will be made by BD only as authorized in the specific case upon a determination that indemnification of the corporate agent is proper in the circumstances, because such person has met the applicable standard of conduct set forth in the NJBCA. With respect to directors or officers of BD, such determination shall be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; (ii) if there are no such directors, or if such directors so direct, in a written opinion by independent legal counsel designated by the board of directors; or (iii) by the shareholders. With respect to all other corporate agents and unless otherwise directed by the board of directors, such determination may be made by BD’s general counsel.

BD maintains a standard policy of officers’ and directors’ liability insurance.

The foregoing is only a general summary of certain aspects of New Jersey law and BD’s restated certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the NJBCA referenced above and the restated certificate of incorporation and bylaws of BD.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Becton, Dickinson and Company (dated as of January 29, 2013) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on July 25, 2013)

3.2	Bylaws of Becton, Dickinson and Company, as amended and restated (dated as of July 23, 2013) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on July 25, 2013)

4.1	Indenture, dated as of March 1, 1997, between the registrant and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank) (Incorporated by reference to Exhibit 4(a) to the registrant’s Current Report on Form 8-K filed on July 31, 1997)

4.2*	Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.3*	Supplemental Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.4*	Second Supplemental Indenture, dated March 11, 2013, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.5*	Third Supplemental Indenture, dated May 22, 2014, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.6*	Form of Fourth Supplemental Indenture between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.7*	Form of 1.450% Notes due May 15, 2017

4.8*	Form of 6.375% Notes due August 1, 2019

4.9*	Form of 3.300% Notes due March 1, 2023

4.10*	Form of 3.875% Notes due May 15, 2024

Exhibit No.	Description

4.11*	Form of 4.875% Notes due May 15, 2044

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered

5.2*	Opinion of Jeffrey S. Sherman

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

21.1*	List of subsidiaries

23.1*	Consent of Ernst and Young LLP, independent registered public accounting firm for Becton, Dickinson and Company

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for CareFusion Corporation

23.3*	Consent of Ernst and Young LLP, independent registered public accounting firm for CareFusion Corporation

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

23.5*	Consent of Jeffrey S. Sherman (included as part of Exhibit 5.2)

24.1*	Power of Attorney of Officers and Directors

25.1*	Form T-1 Statement of Eligibility

99.1*	Letter of Transmittal and Consent

* Previously filed.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

•	Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(e), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, in the State of New Jersey, on the 9th day of April, 2015.

BECTON, DICKINSON AND COMPANY

By:	/s/ Vincent A. Forlenza
Vincent A. Forlenza
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of April, 2015:

Signature	Title

* Vincent A. Forlenza	Chairman, Chief Executive Officer and President (Principal Executive Officer)

* Christopher R. Reidy	Chief Financial Officer and Executive Vice President of Administration (Principal Financial Officer)

* John E. Gallagher	Vice President, Corporate Finance, Treasurer and Controller (Principal Accounting Officer)

* Basil L Anderson	Director

* Henry P. Becton, Jr.	Director

* Catherine M. Burzik	Director

* Edward F. DeGraan	Director

Signature	Title

* Claire M. Fraser	Director

* Christopher Jones	Director

* Marshall O. Larsen	Director

* Gary A. Mecklenburg	Director

* James F. Orr	Director

* Willard J. Overlock, Jr.	Director

* Claire Pomeroy	Director

* Rebecca W. Rimel	Director

* Bertram L. Scott	Director

*By:	/s/ Jeffrey S. Sherman
	Name:	Jeffrey S. Sherman
	Title:	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Becton, Dickinson and Company (dated as of January 29, 2013) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on July 25, 2013)

3.2	Bylaws of Becton, Dickinson and Company, as amended and restated (dated as of July 23, 2013) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on July 25, 2013)

4.1	Indenture, dated as of March 1, 1997, between the registrant and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank) (Incorporated by reference to Exhibit 4(a) to the registrant’s Current Report on Form 8-K filed on July 31, 1997)

4.2*	Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.3*	Supplemental Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.4*	Second Supplemental Indenture, dated March 11, 2013, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.5*	Third Supplemental Indenture, dated May 22, 2014, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.6*	Form of Fourth Supplemental Indenture between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee

4.7*	Form of 1.450% Notes due May 15, 2017

4.8*	Form of 6.375% Notes due August 1, 2019

4.9*	Form of 3.300% Notes due March 1, 2023

4.10*	Form of 3.875% Notes due May 15, 2024

4.11*	Form of 4.875% Notes due May 15, 2044

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered

5.2*	Opinion of Jeffrey S. Sherman

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

21.1*	List of subsidiaries

23.1*	Consent of Ernst and Young LLP, independent registered public accounting firm for Becton, Dickinson and Company

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for CareFusion Corporation

23.3*	Consent of Ernst and Young LLP, independent registered public accounting firm for CareFusion Corporation

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

23.5*	Consent of Jeffrey Sherman (included as part of Exhibit 5.2)

24.1*	Power of Attorney of Officers and Directors (included on the signature page of this registration statement)

25.1*	Form T-1 Statement of Eligibility

99.1*	Letter of Transmittal and Consent

* Previously filed.